UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐ Check the appropriate box: ☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material pursuant to §240.14a-12 XCEL ENERGY INC. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box): ☒ No fee required. ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. (1) Title of each class of securities to which transaction applies: (2) Aggregate number of securities to which transaction applies: (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): (4) Proposed maximum aggregate value of transaction: (5) Total fee paid: ☐ Fee paid previously with preliminary materials. ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. (1) Amount Previously Paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed: Vote *** 9805-Z7698

ESSENTIAL

2021 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Xcel Energy®

ESSENTIAL

Like no other, this past year made clear our essential role in serving customers and other stakeholders. We quickly adapted, enabling thousands of our employees to productively work from home and taking extra precautions to protect frontline workers. We stepped up to support customers and local businesses in need and renewed our commitment to addressing social inequities. Despite 2020’s challenges, we remained reliable and focused on our strategic priorities — to lead the clean energy transition, enhance the customer experience and keep energy bills low — continuing to deliver the innovation and initiatives essential to building a better energy future.

LETTER FROM THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER
April 6, 2021
Dear Fellow Shareholders:
When I reflect on 2020, I’ve never been prouder of our employees and how they responded to the challenges of a global pandemic and civil unrest. The Xcel Energy team delivered on our mission-critical work to power lives and businesses and advanced our strategic priorities, all while taking extra precautions to help ensure the safety of our employees and our customers.

During a difficult year, we delivered excellent financial results and executed on a number of initiatives important for the future. Our enclosed materials showcase Xcel Energy’s strong accomplishments and the continuation of our record of operational and financial excellence. Our 2020 highlights include:
•Meeting or exceeding our annual ongoing earnings guidance for the 16th consecutive year;
•Exceeding total shareholder return for our industry peer group on a one-, three-, five- and 10-year basis;
•Completing multiple wind projects as we progress towards our 2050 goal of producing 100% carbon-free electricity; and
•Announcing our vision to help power 1.5 million electric vehicles in our service territory by 2030.
As part of the clean energy transition, we have exciting opportunities to invest in our system and our communities. Xcel Energy’s future is indeed bright, and we have strong plans in place for:
•Adding more large-scale renewable energy projects and repowering older wind farms with newer technology;
•Making it easy for customers to purchase an electric vehicle and save money by charging at home overnight; and
•Keeping customer bills low, all while delivering outstanding service and value.
I am also so proud of all that our company and employees did to help our customers and communities during the tremendous economic challenge brought on by the pandemic. We were among the first energy companies to stop service disconnections for residential customers who fell behind on their bills. We also advocated for reduced electricity rates for our business customers who faced significant losses as a result of the coronavirus ("COVID-19") pandemic and proposed a $3 billion investment plan in Minnesota to help the state jumpstart the economy and create hundreds of union jobs. For communities affected by civil unrest, we offered new energy efficiency rebates as businesses worked to rebuild and provided free energy consulting services.

We also made a major commitment to our communities, earmarking nearly $20 million in proceeds from the sale of our Mankato Energy Center to support short- and long-term corporate giving, including COVID-19 relief and racial justice. The company donated more than 300,000 face coverings and other protective equipment to health care workers, and our foundation offered a triple-match of employee gifts to nonprofits, which resulted in $450,000 to nonprofit organizations in our service territory.

I would prefer to discuss our 2020 highlights in person, but due to continuing concerns about COVID-19 and to protect our employees and shareholders, this year’s annual meeting will again be held via live webcast.

Logistics for this meeting will be similar to last year. You may attend the online meeting, submit questions and vote your shares electronically during the meeting via the internet by visiting www.virtualshareholdermeeting.com/XEL2021. Please review the information in the proxy statement for instructions on how to access and participate in the virtual meeting.

As always, we encourage you to vote your shares prior to the annual meeting. Details for how and when to vote and other important information are included in the proxy statement. Thank you for your continued confidence in us.
Sincerely,
Ben Fowke
Chairman and Chief Executive Officer

LETTER FROM THE LEAD INDEPENDENT DIRECTOR
April 6, 2021
Dear Fellow Shareholders:
On behalf of the Board of Directors, I join Ben in inviting you to Xcel Energy’s 2021 Annual Meeting of Shareholders, which will be held virtually. Your Board is committed to effective governance that delivers both strong results for you and great value for our customers.
We are proud to deliver strong results consistently over time. Our sound governance practices combine the benefits of strong, independent oversight with broad expertise and strong management that — working together — allow us to successfully execute innovative strategies in a complex and changing industry. Our practices ensure effective Board operations, encourage independent thought and judgment and execute appropriate levels of Board oversight to produce these consistent and strong results. We continue applying this oversight as the Company navigates the challenges of COVID-19 with the goal of supporting our employees, customers and communities.
We are committed not only to delivering outstanding results, but also to representing your interests. Our practices are detailed in the proxy statement, which I encourage you to review before casting your vote.
As part of the evolution of our Board, we appointed two new independent directors during the past year: Patricia Kampling, retired Chairman and Chief Executive Officer, Alliant Energy Corporation, and Charles Pardee, President, Terrestrial Energy, USA. Patricia and Charles, along with our existing directors, bring diverse backgrounds, skills, qualifications and experiences, and represent an effective mix of industry knowledge and fresh perspectives.
I would like to thank David Owens and James Sheppard for their many contributions and years of dedicated service to Xcel Energy. David and James, who have served on the Board since 2017 and 2011, respectively, will be leaving our Board when their terms end at the annual meeting.
As your Lead Independent Director, I am focused on the important obligations that our Board owes to you, our shareholders. My responsibilities include reviewing and approving the agendas for our Board meetings to ensure they cover key areas of Company focus, working with the Chairman to provide the directors information needed to effectively govern, developing and executing succession plans for both the Board and management to ensure strong independent oversight over the long term and acting as a regular communications channel between our independent directors and our chief executive officer.
Despite the challenges of COVID-19 and civil unrest in our communities, 2020 was another strong year for Xcel Energy. It is my privilege to serve as Xcel Energy’s Lead Independent Director, and I look forward to continuing my service to the Company. Know that your Board remains focused on delivering value to you, today and long into the future.
Thank you for investing in Xcel Energy.
Sincerely,
Chris Policinski
Lead Independent Director

Forward-Looking Statements
The statements contained in this proxy statement about our future performance, including, without limitation, future financial and operational results, strategies, visions, prospects, consequences and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on information currently available and on reasonable assumptions, we can give no assurance they will be achieved. There are a number of risks and uncertainties that could cause actual results to differ materially from any forward-looking statements made herein. A discussion of some of these risks and uncertainties is contained in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission (“SEC”), which are available on our website: www.xcelenergy.com. These reports address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this proxy statement. In addition, any forward-looking statements included herein represent our estimates only as of the date hereof and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS	414 Nicollet Mall Minneapolis, MN 55401

Meeting Information	Voting Information

Time and Date 11:00 a.m. Central Time May 19, 2021
•Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting.
•Your broker will NOT be able to vote your shares on the election of directors, the advisory vote on executive compensation and the shareholder proposal presented at the meeting unless you have given your broker specific instructions to do so. We strongly encourage you to vote.
•You may vote via the internet, by telephone or, if you have received a printed version of these proxy materials, by mail.
•If you wish to vote your shares during the virtual meeting, you need the control number included on your proxy card or your Notice of Internet Availability of Proxy Materials. We recommend you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.
•Please refer to "How Can I Vote My Shares?" and "How do I Attend and Vote at the Annual Meeting?" on pages 73 to 75 of the proxy statement.

How to Attend Via the internet at www.virtualshareholdermeeting.com/XEL2021. There will be no physical meeting location.

Record Date Holders of record of our common stock as of March 22, 2021 are entitled to receive notice of and vote at the meeting.

Mailing Date These proxy materials and our 2020 Annual Report are being mailed or made available to our shareholders on April 6, 2021.

Annual Meeting Agenda

Proposals
1.Election of 14 director nominees named in the proxy statement
2.Approval of our executive compensation in an advisory vote
3.Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021
4.A shareholder proposal, if properly presented at the annual meeting
5.Transaction of other business that may properly come before the meeting
Your vote is important.
Please vote on the proposals as described in the proxy statement.

You are receiving these proxy materials in connection with the solicitation by the Board of Directors (“Board”) of Xcel Energy Inc. (referred to in the proxy statement as “Xcel Energy,” the “Company,” “we,” “us” and “our”) of proxies to be voted at Xcel Energy’s 2021 Annual Meeting of Shareholders.
By Order of the Board of Directors, Amy Schneider Vice President, Corporate Secretary April 6, 2021
Thank you for investing in Xcel Energy.

Important Notice
Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 19, 2021:
Our 2021 Proxy Statement and Annual Report are available free of charge at www.proxyvote.com.

PROXY SUMMARY

Proposals

		Board Vote Recommendation	Page Reference (for more detail)

1	Election of Directors Candidates provide the needed experience and expertise to govern the Company and ensure strong independent oversight.	FOR each nominee	Page 25

2	Advisory Vote on Executive Compensation Our executive compensation program is market based, performance driven and aligned with shareholder interests.	FOR	Page 35

3
Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2021
All independence standards have been met and sound practices are employed to ensure strong, independent financial governance.
		FOR	Page 66

4	Shareholder Proposal We currently provide extensive disclosure on the costs and benefits of our investment strategy and environmental activities.	AGAINST	Page 69

How to Vote If you held shares of Xcel Energy common stock as of the record date (March 22, 2021), you are entitled to vote at the annual meeting.

By Internet
Go to the website at www.proxyvote.com, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card or on your Notice of Internet Availability of Proxy Materials.

By Telephone	Call 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card.

By Mail	If you received a full paper set of materials, date and sign your proxy card exactly as your name appears on your proxy card and mail it in the postage-paid envelope provided. If you received a Notice of Internet Availability of Proxy Materials, you may request a proxy card by following the instructions in your Notice. You do not need to mail the proxy card if you are voting by internet or telephone.

During the Meeting	Go to www.virtualshareholdermeeting.com/XEL2021. You will need the control number that appears on your proxy card or on your Notice of Internet Availability of Proxy Materials.

ESSENTIAL PROXY STATEMENT 2021	1

Proxy Summary

Corporate Governance Our strong financial and operational performance is grounded in a foundation of sound corporate governance and oversight.

Governance Best Practices	Shareholder Rights

•Regular executive sessions •Board and management succession plans •Tenure and overboarding policies •Routine engagement with outside experts •Annual committee assignments	•Annual election of directors by majority vote •Annual advisory vote on executive compensation •Proxy access adopted
Effective Oversight

Strategy and Direction	Performance Monitoring	Key Focus Areas

•Annual strategy session and periodic strategic updates
•Annual enterprise and compliance risk assessments
•Annual charter reviews and updates
•Clear committee oversight of and executive accountability for environmental, social and governance ("ESG") issues

•Agendas focused on execution and performance
•Board and committee evaluations
•Scorecard governance
•Long-term performance-based compensation tied to carbon reduction metrics since 2005, with diversity, equity and inclusion metrics incorporated in annual performance incentives for 2021
•Safety •Risk management •Human capital management •Diversity, equity and inclusion •Operations •Environmental •Sustainability •Capital management •Cybersecurity
A Diverse, Experienced and Engaged Board
Directors bring a wide range of business, leadership and community experience (statistics below are based on our current Board composition)

20% female	20% ethnically diverse	93% independent	7 years average tenure	99% average attendance at Board and committee meetings

Driving Xcel Energy’s Culture                        Our Values

The Board actively oversees the Company’s workforce strategy, and in 2020, the Governance, Compensation and Nominating ("GCN") Committee was given formal oversight of diversity, equity and inclusion (“DEI”) in its charter. In addition, as part of its ongoing advocacy and support of our values, the Board approved new metrics that tie annual compensation to DEI performance. By increasing executive accountability and accelerating our current DEI initiatives, we expect to improve overall business results through a workforce that is more reflective of the customers we serve.
TRUSTWORTHY	CONNECTED

COMMITTED	SAFE

Proxy Summary

Financial Results Our strategy allows us to consistently deliver positive results for shareholders, customers and policymakers alike.

Strong Total Shareholder Return
A Track Record of Sustained Growth

	From 2019 to 2020	2005 to 2020 CAGR(1)
Deliver long-term annual EPS growth of 5-7%
•Met or exceeded ongoing EPS guidance for 16 consecutive years, with 14 years in the mid to high range of guidance
•Increased dividend for 17 consecutive years

Ongoing EPS Growth(2)	5.7%	6.1%
Dividend Growth	6.2%	4.7%
Stock Price Increase(3)	5.0%	8.9%

(1)Compound Annual Growth Rate.
(2)Ongoing earnings per share ("EPS") is a non-GAAP number and is defined in Exhibit A, which reconciles this amount to GAAP EPS for each period.
(3)The dates used to calculate the 2020 stock price change were 12/31/2019 and 12/31/2020.
Positioned for the Future

Capital Forecast 2021-2025

This forecast does not include potential incremental investment of $760 million for a proposed solar facility at our Sherco plant site and a wind repowering project in Minnesota. If these investments are approved, we expect rate base growth of ~6.9%. This forecast also excludes potential capital for our proposed Colorado transmission expansion.

ESSENTIAL PROXY STATEMENT 2021	3

Proxy Summary

Strategic Priorities We successfully navigated the challenges of 2020 to advance our strategic priorities that set the course for producing outstanding long-term results.

Lead the Clean Energy Transition

The first major U.S. utility with a vision to deliver affordable, reliable 100% carbon-free electricity by 2050*	2020 Results	2030 Goal	2050 Vision
*From 2005 levels and the electricity that serves customers; our carbon vision aligns with targets of the Paris Agreement, as validated by a lead author for the Intergovernmental Panel on Climate Change.

New wind projects reduce customers' fuel costs under our Steel for Fuel strategy			Responsible coal phasedown underway, with seven plants retired to date and zero employee layoffs

~1,500 MW wind installed on time and on budget in 2020	~800 MW wind to be constructed by year-end 2021	~650 MW wind approved for repowering between 2022-2024	~2,200 MW coal retired from 2006-2020	~2,100 MW coal retirements underway for 2022-2028	~4,350 MW remaining coal proposed for retirement between 2024-2040

Our clean energy plan for natural gas reduces emissions now while developing future technology	0.2% company limit on methane emissions from our natural gas distribution system	$10 million U.S. DOE grant to be first in the country to use high-temperature electrolysis to produce hydrogen with nuclear energy
Enhance the Customer Experience

40-point improvement in J.D. Power customer satisfaction survey results over the past three years, outpacing improvement among our peers and top-ranked utilities	Electric vehicle ("EV") programs offered in Colorado, Minnesota and Wisconsin, including an EV subscription service recognized among the nation’s best	Nearly 244,000 customers participate in our portfolio of renewable choice programs, which is among the most extensive and longest running in the country

Keep Bills Low Since 2014, operating and maintenance ("O&M") expenses have remained flat, and we continue to prudently invest and reduce costs through ongoing processes and technology improvements
Xcel Energy Residential Bills Compared to Consumer Prices** Goal to maintain bill increases at or below the rate of inflation
**Source: Consumer prices based on the Consumer Price Index (“CPI”). Electric and natural gas bills based on data reported to the U.S. Energy Information Administration. Figures are annual average of monthly bills, excluding taxes and franchise fees.

Proxy Summary

Corporate Responsibility Sustainability is embedded in our company mission and strategic priorities.

Environmental Responsibility
Our clean energy transition reduces environmental impact

Emissions Reductions 2005-2020				34% lower water consumption since 2005, with a goal to reduce consumption 70% by 2030 from all electric generation
Sulfur Dioxide	Nitrogen Oxides	Mercury	Coal Ash

87%	83%	93%	62%
Social Responsibility
Keeping employees safe and supporting communities during challenging times

Considered a benchmark company for our new approach to employee safety that focuses on eliminating the most serious events by developing a culture of trust and transparency
Over 100,000 personal protective items purchased in 2020 to safeguard Xcel Energy employees against COVID-19, and over 300,000 face coverings and other protective equipment donated to keep frontline health care workers safe
$20 million in short- and long-term giving from proceeds of the sale of the Mankato Energy Center to support communities, including funding for COVID-19 relief and racial justice
Recognized with two emergency recovery awards for outstanding service restoration
Championing diversity, equity and inclusion

4%↑ female | 3%↑ diverse representation among senior leadership in the past three years* *Senior leadership includes vice presidents and above.	25 crucial conversations on race relations held with employees, in addition to training over half our workforce on microinequities and unconscious bias, with 100% targeted in 2021	57 utilities committed to new DEI goals under Ben Fowke’s industry leadership	~$640 million spent on goods and services through diverse suppliers, surpassing our annual goal
A Best Place to Work for LGBTQ Equality, earning 100% on the Human Rights Equality Index

Governance
Providing board oversight of environmental, social and governance issues
The GCN Committee has primary board responsibility for ESG related issues and risks. The Senior Vice President, Strategy, Planning and External Affairs serves as the Chief Sustainability Officer reporting to the CEO who leads all aspects of our ESG efforts and governance. Please see Corporate Responsibility and ESG Oversight on page 21 for further information.

We provide comprehensive, transparent reporting that aligns with the Sustainability Accounting Standards Board and the Task Force on Climate-related Financial Disclosures and includes disclosures on political contributions, corporate compliance, carbon and human capital management. Find our annual Corporate Responsibility Report and other disclosures on www.xcelenergy.com.

Named among the 2021 World’s Most Ethical Companies® by Ethisphere

ESSENTIAL PROXY STATEMENT 2021	5

Proxy Summary

Results-Driven Compensation
Our compensation and programs are performance based, market competitive and aligned with our strategic priorities, linking incentive opportunities to the performance expected of us by our shareholders and customers.

Performance Based

Majority of executive compensation at risk	Motivates achievement of financial, operational and environmental goals

Chairman and CEO

All Other NEOs (average)

Market Competitive

Competitive target pay opportunities, program design and challenging performance goals set annually	Set in consideration of our industry peer group	Enables us to attract and retain talented leaders
Aligned with Strategic Objectives
Long-term Incentive Grants

50% Total Shareholder Returns Create Shareholder Value	30% Carbon Reductions Execute Key Environmental Initiatives	20% Time Based Retain Top Talent

CORPORATE GOVERNANCE
Serving shareholders well is a key priority for your Board. We believe that the most effective oversight comes from:
•Strong and effective practices in corporate governance and ethical business conduct, as these practices create the business culture that drives successful performance.
•Directors who bring a diverse range of experiences and perspectives to provide the collective skills, qualifications and attributes needed to provide sound governance.
•An engaged Board that works well as a whole and plans for its own refreshment, with members bringing their experience to the table and dialoguing freely with each other and management to create an environment of well-functioning oversight.
Xcel Energy has the practices, the Board, and the management team to deliver consistent and strong results for shareholders.
We regularly monitor issues and trends in corporate governance and employ practices that best serve our shareholders. Current practices include:
•Leadership and organization most appropriate to our business. Ours is a rapidly changing business that benefits from industry experience and expertise coupled with strong independent oversight. Through the roles of the Chairman and CEO, Lead Independent Director and committees of independent directors, we are best positioned to continue delivering strong results. We annually review this structure to ensure it remains the best suited for our business.
•Sound practices to ensure effective Board operations and independent oversight. To ensure the Board remains focused on the right issues over time, Xcel Energy employs sound practices to regularly assess enterprise risks and industry trends and then refreshes charters and practices as appropriate.
•Effective Board planning and succession. Succession planning is important for both management and the Board. We employ good practices to ensure regular and planned Board refreshment while maintaining valuable and reasonable continuity to ensure effective oversight over the long term.
•Strong governance practices. Serving shareholders well is a top priority for Xcel Energy. We keep abreast of developments in corporate governance practices and adopt those that best serve our shareholders.
•Regular oversight of key corporate policies. Our governance practices set the foundation for excellent management and operations for the Company. Corporate policies communicate expectations to employees so they understand and adhere to good business conduct.
Highlights of our practices are summarized in the following table, followed by additional explanation of key features.
Summary of Governance Practices
Structure

Lead Independent Director	Specified duties ensure robust independent oversight and effective flow of information between management and independent directors. Governance structure is reviewed annually.

Committees	Membership and chairs are reviewed annually and are set to both leverage directors’ expertise and provide development opportunities to promote effective oversight over the long term.

Independence and Expertise	The GCN Committee regularly reviews and validates director independence and assesses desired expertise for potential new directors to ensure the Board is well positioned to effectively manage risks and execute strategies. The Board also regularly determines which directors qualify as Audit Committee financial experts and meet independence standards under the requirements of Nasdaq and the SEC.

ESSENTIAL PROXY STATEMENT 2021	7

Corporate Governance
Practices

Risk Management	Regular updates on enterprise risks are provided to the Board, which then assigns new and emerging risks to the appropriate committee. Regular updates on compliance risks and legal risks are provided to the Audit Committee, which oversees plans to mitigate those risks.

Strategy Session	The Board holds a regular session to review industry landscape, hear from outside experts and refine strategies for execution. The Board and committees receive updates throughout the year on progress made on the key initiatives to execute those strategies.

Annual Evaluations	The Board employs a formal and regular process to evaluate Board and committee operation effectiveness and address identified areas for improvement. This evaluation process includes surveys, individual director conversations with the Lead Independent Director and executive session discussions at both the Board and committee levels.

Training	Every committee regularly identifies topics and dedicates committee time to training that keeps them engaged with emerging issues and best practices. Directors are also encouraged to participate in topical conferences and off-site training opportunities, including specialized training in overseeing nuclear operations, audit committee issues and industry topics.
Tenure Policies

Term Limit	Directors may not serve on the Board for more than 15 years. Having this requirement, coupled with the mandatory retirement age, is rare among our peers and most public companies and provides an additional impetus to board refreshment.

Mandatory Retirement	Directors must retire on the day of the annual meeting of shareholders after turning age 72.

Change in Principal Employment	Directors must offer to resign upon any substantial change in principal employment.

Shareholder Rights

Shareholder Voting	Our shareholders have the opportunity to annually vote for directors, provide an advisory vote on executive compensation and ratify the selection of auditors.

No Supermajority	There are no supermajority voting provisions.

Opportunities to be Heard	We allow our shareholders to submit questions at our annual meeting and provide published lines of communication to our directors and management.

Proxy Access	Shareholders have the ability to include director candidates for nomination as directors in our proxy statement, in accordance with the terms of our bylaws.
Corporate Policies

Code of Conduct	Our Code of Conduct guides our actions and frames the honest and ethical practices needed for business success. The GCN Committee annually reviews the Code of Conduct and requires annual training of directors, officers and employees.

Stock Ownership Requirements	Directors and executive officers are required to maintain specific levels of stock ownership.

Hedging and Pledging	We have in place policies that prohibit hedging and restrict pledging of our stock.

Political Contributions, Lobbying and Government Communications	Our policy governs our engagement with policymakers and holds us to high ethical standards. Our policy requires advanced approval of the Executive Vice President, General Counsel and President and Chief Operating Officer for all political contributions above $25,000, including contributions to 501(c)(4) organizations. We also provide more disclosure than is required by law and annually disclose our political contributions on our website.

Environmental	We are committed to environmental excellence, adhere to policies to ensure environmental compliance and adopt environmental initiatives that enhance value to customers and shareholders.

Corporate Governance
Leadership Structure and Roles
Our Board consists of a combined Chairman and CEO position, complemented with a Lead Independent Director chosen annually from our independent directors. This structure, along with other corporate governance practices discussed below, provides sound and independent oversight of the Company. The Board believes that this structure is best suited for the Company at this time and serves shareholders well. We annually review this structure to confirm it is most effective for our business.
The combined Chairman and CEO role brings to the Board important experience and expertise, both of the Company and our rapidly changing industry. The skills and experience of the CEO are well suited for the role of Chairman, putting the Board in the best position to assess key industry drivers, identify important changes in the energy and consumer landscape and develop effective strategies. In light of the opportunities and challenges facing the Company and our industry, the Board believes that shareholders are best served by having a combined role of Chairman and CEO.
Mr. Fowke currently serves in this role, providing the benefit of his extensive experience in the regulated energy industry to both the Company and the Board. His thorough understanding of the opportunities and challenges facing the industry is valuable at both the Board and management levels. In 2020, the Utility Dive publication, which provides insight into news and trends shaping the utility industry, recognized Mr. Fowke for his exemplary leadership, showing resilience, empathy and agility in a time of crisis, and for his commitment to clean energy and reducing carbon.
The Lead Independent Director likewise plays a critical role in our governance structure, working with both the independent directors and management to ensure the Company is well positioned with sound strategy, solid risk management and effective governance. The Lead Independent Director role is well defined, with responsibilities consistent with best practice. Mr. Policinski serves in this role, having been elected to serve a one-year term in May 2020, his fifth consecutive year in this role. The Board believes that Mr. Policinski provides consistent leadership and thoughtful planning and continuity, particularly during management, director and industry changes.
The key responsibilities of our Lead Independent Director, per our Guidelines of Corporate Governance, are as follows:

Key Responsibilities of Lead Independent Director	Presides at all meetings of the Board at which the Chairman is not present and at all Board executive sessions of the independent directors.

Maintains regular communications with the independent directors, including an annual evaluation process.

Serves as a liaison between the Chairman and the independent directors.

Approves the agenda, materials provided to the directors and the meeting schedules.

Calls meetings of the independent directors, as necessary.

Consults and communicates with major shareholders, if requested.

Develops and maintains a process for CEO and Board succession planning with the GCN Committee.

The final piece of this governance structure is the independent directors. The Board currently includes 14 independent directors. Our directors are effective leaders, comfortable with their roles representing shareholders and maintaining objectivity in the Board’s deliberations. They conduct business via a sound committee structure that governs risk management and mitigation as assigned by the Board and reports back to the Board through an efficient and effective process.
The Board believes that this structure ensures that directors receive the information, industry insights and direction needed to form successful strategies while maintaining the independence necessary to ensure effective governance and oversight. Our business is unique in that it is price-regulated, operates under a complex set of federal, state and local regulations and is undergoing significant transformation. Working with the Lead Independent Director, the Chairman can lead the development of strategy, providing information and insight on the Company’s opportunities, challenges and performance.

ESSENTIAL PROXY STATEMENT 2021	9

Corporate Governance
Risk Oversight
A key accountability of the Board is the oversight of material risk, and our Board employs a strong process for doing so. As outlined below, management and each Board committee have responsibilities for overseeing the identification and mitigation of key risks and reporting their assessments, activities and initiatives to the full Board.
Management identifies and analyzes risks to determine materiality and other attributes such as timing, probability and controllability. Management broadly considers our business, the utility industry, business and policy trends, the domestic and global economies and the environment to determine enterprise risks and actions to mitigate them, and employs a robust program to identify, assess, manage and mitigate compliance risks.
Key Components of Management’s Oversight and Mitigation of Risk

Identify and analyze materiality of risks through:
•Formal key risk assessment
•Financial disclosure process
•Hazard risk management process
•Internal auditing and compliance with financial and operational controls
•Business planning process
•Development of strategic goals and key performance indicators (“KPIs”)

Provide regular presentations to the Board regarding risk assessment and mitigation, including:
•Comprehensive risk overview
•Legal and regulatory risks
•Operating risks
•Financial risks
•Compliance risks
•Environmental risks
Manage and mitigate risks through use of management structures and groups, including: •Management councils •Management risk committees •Advice from internal corporate areas
Employ a robust compliance program for the mitigation of risk, including:
•Adherence to our Code of Conduct and other compliance policies
•Operation of formal risk management structures and groups
•Focused management to mitigate the risks inherent in the implementation of our strategy

The Board approaches risk oversight and mitigation as an integral and continuous part of its governance of the Company as depicted below:

Corporate Governance
The Audit Committee is responsible for reviewing the adequacy of risk oversight and affirming that appropriate oversight occurs. Current risk assignments are as follows:

Board of Directors

Overall identification, management and mitigation of risk, with a focus on strategic risks

Audit Committee •Financial reporting and internal control risks •Risk management policies and guidelines •Compliance risk assessment and mitigation •Litigation risks	Finance Committee •Financial risks, including liquidity, credit, capital market and insurance risks	GCN Committee •Executive compensation-related risks •Political activity risks •Board and management succession risks	ONES Committee •Operating risks, including safety, nuclear, environmental, carbon, electric and natural gas operations, cybersecurity and physical security and wildfire risks

This tiered and structured approach provides a comprehensive risk-management framework designed to protect shareholder interests. For example, given its emergence as a threat, the Board employs comprehensive oversight of the risks associated with cybersecurity and the physical security of our assets, with the topic addressed once at the Board level, as well as at the Operations, Nuclear, Environmental and Safety ("ONES") and Audit Committees throughout the year. While the ONES Committee has primary committee responsibility for this topic due to the operational issues involved, the Board has determined that the topic is of sufficient importance to warrant this comprehensive oversight approach. Likewise, given the importance of employee and public safety in our industry, the Board is regularly briefed on our approach to safety. Augmenting such oversight efforts, the Board conducts annual drills to practice its response in a possible emergency situation to ensure it is well prepared and positioned to perform in a possible crisis.
The Board also employs a process of ensuring compliance practices are sound, a particularly important topic given our highly regulated business. Management performs a regular compliance risk assessment as a companion to the enterprise risk assessment, providing a focused overview of the unique areas of compliance risk the Company faces. The Audit Committee is apprised of compliance risks via regular briefings and written updates to ensure these risks are appropriately managed and mitigated.

ESSENTIAL PROXY STATEMENT 2021	11

Corporate Governance
Board Committees
Structures
As noted, the Board employs a committee structure to assist in conducting its work and regularly refreshes that work in light of risk assessments. By assigning responsibilities to committees with particular expertise and focus, the Board can ensure it fulfills its duties in an efficient and effective manner.
Our Board has established the following committees: Audit, Finance, GCN and ONES. The committees are made up exclusively of independent directors, with members of the Audit Committee and GCN Committee meeting additional independence criteria. Each committee operates under a written charter that clearly defines its responsibilities, which is regularly reviewed and approved at both the committee and Board levels. Committees have the authority to engage outside experts, advisors and counsel to assist in their duties, as needed. In addition, each committee undertakes a regular evaluation process and members participate in training on relevant topics to ensure the committee functions well and directors are well educated on issues. The committee chairs report committee activities and actions to the full Board at the Board meeting following the committee meeting. Each committee has a scheduled executive session which is held after each committee meeting. For topics having broad implications for Xcel Energy, the full Board may hear or act on any issue, and committees may provide updates to the full Board for its information and consideration. Likewise, a committee may delegate all or a portion of its responsibilities to a subcommittee, as appropriate. This flexibility can be employed as appropriate to ensure risks are effectively overseen and managed. Additional information regarding these governance practices is provided under "Board Practices" below.
The table below details the committee membership as of March 22, 2021.

Name	Audit Committee(1)(2)	Finance Committee(3)	GCN Committee(2)	ONES Committee(3)
Lynn Casey
Netha Johnson
Patricia Kampling
George Kehl
Richard O’Brien
David Owens
Charles Pardee
Christopher Policinski
James Prokopanko
James Sheppard
David Westerlund
Kim Williams
Timothy Wolf
Daniel Yohannes
Meetings in 2020	6	5	4	4

Financial Expert
Committee Chair
Committee Member
(1)All members are financially literate and no member serves on the audit committee of more than three public boards
(2)All members meet the Nasdaq and SEC standards for independence
(3)All members meet the Nasdaq standards for independence
Meeting Attendance
During 2020 the Board met six times, and the independent directors met in executive session without management present on all six occasions. The average attendance for all directors at Board and committee meetings was approximately 99%, with 14 of our directors attending 100% of Board and applicable committee meetings. Each director also attended a half-day strategy session and related executive session. We do not have a formal policy but encourage our directors to attend the annual meeting of shareholders. All of the then-serving directors attended the 2020 Annual Meeting.

Corporate Governance
Committee Responsibilities

Audit Committee	GCN Committee

•Oversees the financial reporting process, including the integrity of our financial statements, compliance with legal and regulatory requirements and our Code of Conduct and the independence and performance of internal and external auditors.
•Reviews the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm.
•Appoints our independent registered public accounting firm.
•Reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor and control the exposures, including the Company’s risk assessment and risk management guidelines and policies.
•Reviews the compliance risks and implementation and effectiveness of our compliance and business conduct program.
•Reviews the scope and the planning of the annual audit with both the internal auditors and the independent registered public accounting firm.
•Reviews the findings and recommendations of both the internal auditors and the independent registered public accounting firm and management’s response to those recommendations.
•Prepares the report of the Audit Committee included in this proxy statement.

•Determines Board organization, selection of director nominees and recommendations regarding director compensation.
•Recommends Lead Independent Director and Board committee memberships.
•Develops effective CEO and Board succession plans.
•Evaluates performance of the CEO.
•Approves executive officer compensation, including incentives and other benefits.
•Oversees compensation and governance-related risks.
•Establishes corporate governance principles and procedures.
•Oversees the Company’s Code of Conduct policy.
•Reviews the Company’s political contributions policy, lobbying expenditures, contributions and key lobbying activity.
•Oversees activities and reporting of ESG matters, including oversight of diversity, equity and inclusion.
•Reviews the Company’s workforce strategy and risks and the process for management development and long-range planning.
•Reviews proxy disclosures regarding directors’ and executive officers’ compensation and benefits.
•Prepares the Report of the Compensation Committee included in this proxy statement.

Finance Committee	ONES Committee

•Oversees corporate capital structure and budgets and recommends approval of major capital projects.
•Oversees financial plans and key financial risks.
•Oversees dividend policies and makes recommendations as to dividends.
•Oversees insurance coverage and banking relationships.
•Reviews investment objectives of our nuclear decommissioning trust and trusts for our employee benefit plans.
•Oversees investor relations.
•Reviews and recommends lines of new business.

•Oversees nuclear strategy, operations and performance, including the review of the results of reports and major inspections and evaluations.
•Oversees the operating issues and performance of the Company’s significant electric and natural gas operations.
•Reviews environmental strategy, compliance, performance issues and initiatives.
•Reviews material risks relating to our nuclear operations and environmental and safety performance, as well as risks, performance and compliance with operations measures of our electric and natural gas systems.
•Oversees physical and cybersecurity risks related to plants and operations.
•Reviews safety performance, strategy and initiatives.
•Periodically tours facilities and conducts meetings at key Company locations, including nuclear plants.
•Oversees enterprise-wide operational risks and performance.

ESSENTIAL PROXY STATEMENT 2021	13

Corporate Governance
Board Practices
Coordinating Officer
Each committee is supported by a senior member of management who works directly with the committee chair in setting agendas, providing supporting materials, ensuring charter requirements are fulfilled and communicating with committee members. This function provides another avenue for directors to have meaningful exchange with members of management to gain a deeper understanding of the issues impacting the business and the effectiveness and impact of strategic initiatives and risk mitigation efforts. The effectiveness of the coordinating officer role is evaluated as part of the annual evaluation process.
Evaluations
The Board and committees conduct the annual evaluation process set forth below to assess the effectiveness of their processes, identify issues or topics for further exploration and provide feedback on the quality and timeliness of information from management, among other things.

Board and Committee Evaluation Process

Written Surveys Each director completes an evaluation on the operation of the Board and committees on which the director serves.	Interviews The Lead Independent Director interviews each board member to solicit additional feedback.	Board Discussion Results of the Board and committee assessments are provided to the directors and discussed at Board and committee meetings.	Feedback Incorporated Input and feedback from the evaluation process are incorporated into Board practices.

Regular assessments provide valuable information to support continual improvement in Board and committee governance practices and ensures management is meeting the expectations of Board members. The Board believes the annual evaluation process is an important component of sound governance and is helpful in driving continued improvement in the overall effectiveness of Board and committee oversight.
Training
Committees are regularly apprised of new and emerging requirements and trends facing the industry. Each committee conducts training on topics relevant to its responsibilities, and committees regularly seek input to prioritize training topics. In addition, the ONES Committee participates in site visits to gain understanding of our operations, including tours of our nuclear plants, and the full Board has toured certain facilities to gain even deeper understanding of various aspects of our business. Directors are also encouraged to participate in outside training on topics related to corporate governance and industry issues. In addition, under our Guidelines on Corporate Governance, each new director is expected to participate in a detailed orientation process and each sitting director is expected to participate in periodic continuing education.
We arrange for continuing education opportunities periodically for directors and facilitate their participation. During 2020, members of the Board attended outside trainings on topics such as emerging trends in audit issues and education on industry issues, and many directors have attended training from the Institute of Nuclear Power Operations, which addresses issues specific to oversight of nuclear operations.
Director Succession Planning
The Board employs robust practices to ensure strong continuity of skills and leadership over time through sound succession planning. The GCN Committee regularly develops and the Board regularly reviews succession plans for the CEO and other top leaders, as well as plans to develop and/or acquire talent in key positions of management. Likewise, the GCN Committee regularly reviews and identifies anticipated changes in Board make-up given director tenure and age requirements and needed skills for appointment of new directors to the Board. The GCN Committee also considers and develops paths both for Board leadership positions, such as committee chairs and the independent lead director, and ensuring diversity of experience, gender and race. The Board has been successful in identifying, recruiting and recommending diverse candidates who complement current director skills and attributes and bringing on new directors with unique skills that are important to our business. The Board plans to continue to develop and execute plans to ensure sound governance, strong leadership and business continuity through effective succession planning. In performing its responsibilities for identifying, recruiting and recommending candidates to the Board, the GCN Committee is committed to including qualified candidates who reflect diverse backgrounds, including gender and race. If the Board is unable to identify, recruit and recommend such candidates to the Board, the GCN Committee is committed to including in each third-party search qualified candidates who reflect such diverse backgrounds.

Corporate Governance

Process for Identification and Review of Director Candidates

Independent Directors Shareholders Independent Search Firms Management
Candidate Pool
In-Depth Review •Screen Qualifications •Consider Diversity •Review Independence and Potential Conflicts •Meet with Directors •Consider Skills Matrix
Recommend Selected Candidates for Appointment to our Board
8 New Candidates between 2017-2021

Strategy Session
The Board annually conducts a strategy session to consider new and emerging industry trends, consult with outside experts and assess current strategies and key initiatives to ensure the Company is well positioned for the future. This session offers the opportunity for a fluid exchange of information and ideas, helping to refine the current approach, identify new opportunities and risks and establish key objectives to be monitored throughout the year as the strategies are executed. Agendas for future Board meetings are set in consideration of these objectives.
Key Performance Indicators and Scorecard Development
The GCN Committee reviews and approves KPIs and our internal corporate scorecard annually to ensure our goals are appropriately aligned with corporate priorities. The annual refinement of KPIs establishes the long-term oversight of operational goals that promote the best interests of our shareholders, customers and employees.

Shareholder Engagement and Investor Outreach
We believe that regular, transparent communication with our shareholders and other stakeholders is essential to our long-term success. We have continued our practice of engaging with shareholders throughout the year on a range of topics. Presentations at financial conferences, meetings with analysts and investment firms, regular outreach on governance topics and responding to inquiries are examples of the activities we employ to engage our shareholders. During 2020, our governance outreach to our largest shareholders represented more than 50% of outstanding shares. We participated in 25 sell-side/industry conferences or non-deal road shows and held over 200 individual and group meetings with approximately 490 institutional investors, representing nearly 65% of shares held by active managers. We voluntarily disclosed our performance and metrics in the ESG Report based on the Edison Electric Institute and American Gas Association templates and published our Corporate Responsibility Report. Both are available on our website at www.xcelenergy.com. The Board receives regular updates on such efforts. We also engaged in discussions with investors with specific ESG interests in response to inquiries, and shared information on our performance and plans. The Board offers channels for shareholders to contact it with any inquiry or issue and responds as appropriate.
Communications with the Board
The Board welcomes your input. You may communicate with the Board in two ways: (1) you may send correspondence to the attention of our Corporate Secretary at Xcel Energy Inc., 414 Nicollet Mall, Minneapolis, Minnesota 55401 or (2) you may contact the Board directly via email at BoardofDirectors@xcelenergy.com. These emails are sent automatically to an independent director designated to receive such communications. The email is simultaneously sent to the Corporate Secretary’s office, who may act as agent for the Board and coordinate the response. If the receiving director requests the Company to respond on behalf of the directors, a copy of the Company-prepared response is provided to the receiving director. If the receiving director does not request a response, the agent acting for the receiving director will provide a summary of the actions taken. The Board reserves the option to review and change this policy due to the nature and volume of the correspondence.

ESSENTIAL PROXY STATEMENT 2021	15

Corporate Governance
Determining Executive Officer and Director Compensation
The GCN Committee has broad authority to develop and implement compensation policies and programs for executive officers and directors. The GCN Committee may retain independent, external compensation consultants to assist in this effort and may change consultants at any time during the year if it determines that a change would be in the best interests of the Company and our shareholders.
To assist in setting 2020 compensation, the GCN Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent, executive compensation consultant. Meridian is an independent consulting firm delivering advisory services to compensation committees and does not perform any assignments for the Company other than providing executive and director compensation services for the GCN Committee.
Several internal controls exist to ensure the independent judgment of Meridian:
•Meridian reports directly to the GCN Committee and not to management.
•Meridian routinely participates in executive sessions of the GCN Committee without members of management present.
•The GCN Committee has the exclusive authority to hire, retain and set the compensation for its executive compensation consultant and advisors.
The GCN Committee assessed Meridian’s independence pursuant to Nasdaq and SEC rules and concluded that no conflict of interest exists that prevents it from independently advising the GCN Committee. In its oversight of our 2020 executive compensation program, the GCN Committee worked with Meridian and the CEO and the Executive Vice President, Chief Human Resources Officer. The GCN Committee received additional support from the Vice President, Corporate Secretary and the Executive Vice President, General Counsel. In 2020, the CEO and other officers provided recommendations with respect to:
•The corporate performance objectives and goals, on which awards of both annual and long-term incentive compensation are based.
•Attracting, retaining and motivating executive officers.
•Information regarding financial performance, budgets and forecasts as they pertain to executive compensation.
•Market information regarding compensation levels, practices and trends.
Additional information regarding the determination of executive compensation is included in the Compensation Discussion and Analysis (“CD&A”) beginning on page 36. Information about our director compensation practices is provided on page 64.

Corporate Governance
Board Planning and Composition
We believe that the most effective oversight comes from a Board of Directors that represents a diverse range of experience and perspectives that provide the collective skills, qualifications and attributes necessary to provide sound governance. We also believe it is important for the Board to work well as a whole, with members bringing their experience to the table and dialoguing freely with each other and with management to create an environment that results in well-functioning oversight. The GCN Committee regularly reviews with the Board the experience and attributes desired for effective governance in our changing industry and evaluates the current Board make-up in light of these criteria.
Experience and Attributes of the Director Nominees
The Board has identified key skills, expertise and attributes that are important for effective governance of Xcel Energy. Each director brings to us a wealth of experience that combines to varying degrees many or all of these skills, but some have more in-depth experience in a particular area than others. Consistent with the goal of ensuring a comprehensive mix of skills and expertise are represented at the Board table, below we capture how the director nominees contribute to both the general skills mix (organized by key attribute), as well as the specialized expertise relevant to that attribute. In making this assessment, we considered the experience each director has from work, education, board service on other public companies and engagement in community, civic and business organizations. The information below relates to the slate of directors up for election.

Leadership & Strategy

100% Directors with leadership experience
Directors who hold or have held significant leadership positions provide the Company with valuable insights. These people generally possess strong leadership qualities as well as the ability to identify and develop those qualities in others. They demonstrate a practical understanding of strategy development and corporate governance, know how to create growth and value and prioritize creating a strong corporate culture.
Each of our directors brings leadership and strategy experience to the Board. Specialized expertise includes:
Fortune 500 Company CEO Experience
(Fowke, O’Brien, Policinski, Prokopanko)
Legal, Governance and Policy Expertise
(Fowke, Frenzel, Kampling, Kehl, O’Brien, Prokopanko, Westerlund, Williams, Yohannes)
Human Resource Management and Executive Compensation Experience
(Casey, Fowke, Kampling, O’Brien, Policinski, Prokopanko, Westerlund, Williams)

Independence

86% Directors are independent
Director independence is a critical requirement for sound governance. We seek directors who bring a variety of skills, expertise and experience to the board, including diversity of gender and race.
All director nominees, except for Messrs. Fowke and Frenzel, are independent.

Risk Management

100% Directors with risk management experience
Effectively managing risk in a rapidly changing environment is critical to our success. Directors should have a sound understanding of the most significant risks facing the Company and the experience needed to provide effective oversight of risk management processes.
All director nominees have experience in identifying and executing processes to mitigate risk.

ESSENTIAL PROXY STATEMENT 2021	17

Corporate Governance

Finance

86% Directors with financial experience
Accurate financial reporting and auditing are critical to our success, and so we seek to have a number of directors who qualify as audit committee financial experts. Given the highly capital intensive nature of our business, we also seek directors who have experience overseeing large capital projects and complex financings.
Directors Fowke, Frenzel, Johnson, Kampling, Kehl, O’Brien, Pardee, Policinski, Prokopanko, Williams, Wolf and Yohannes bring this expertise to our Board. Specialized expertise includes:
Audit Committee Financial Expert
(Kehl, O’Brien, Wolf)
Investment Oversight Expertise
(Fowke, Frenzel, Johnson, Kampling, Kehl, O’Brien, Pardee, Policinski, Prokopanko, Williams, Wolf, Yohannes)
Chief Financial Officer Experience
(Fowke, Frenzel, Kampling, O’Brien, Wolf)

Regulated Industry

71% Directors with regulated industry experience
Our industry is heavily regulated and directly affected by government actions. Our operations are complex, and addressing rapidly changing industry issues has strategic implications. As such, we seek directors with experience working closely with government agencies, working in highly regulated businesses or with experience in industries that require extensive permitting and community engagement to conduct business.
Directors Fowke, Frenzel, Kampling, Kehl, O’Brien, Pardee, Policinski, Prokopanko, Williams and Yohannes have experience with companies where all or part of the business is highly regulated. Specific expertise includes:
Utility and Energy Sector Experience
(Fowke, Frenzel, Kampling, O’Brien, Pardee, Yohannes)
Nuclear Leadership and Expertise
(Frenzel, Pardee)
Government Experience
(Yohannes)

Environmental

79% Directors with environmental experience
The production of energy has environmental impacts, and how we address rapidly evolving environmental regulation is critical to our business. Directors with experience in addressing complex environmental regulations or siting major facilities bring valuable expertise to our Board.
Directors Fowke, Frenzel, Johnson, Kampling, O’Brien, Pardee, Policinski, Prokopanko, Westerlund, Williams and Yohannes have experience in environmental regulation or project siting.

Customer & Community

100% Directors with customer and community engagement
Given the essential service we provide, understanding the needs and interests of stakeholders is critical. Directors with experience in customer-facing industries bring valuable expertise as we prepare for a more competitive energy market. Likewise, a keen understanding of community issues and interests is important, as our success is tied to the success of the communities we serve.
Each of our directors brings experience in this area, ranging from extensive community involvement through non-profit, business and civic organizations, to specific expertise in consumer products industries. Specific experience includes:
Non-Profit Board Governance
(All director nominees)
Consumer-Facing Business Experience
(Casey, Fowke, Frenzel, Johnson, Kampling, Policinski, Westerlund, Wolf)

Corporate Governance

In addition to experience and expertise, the GCN Committee and the Board consider several additional factors when assessing Board composition and director nominees:

Independence	Diversity	Tenure and Board Refreshment

•Regular assessments of regulatory requirements, including potential competitive restrictions and interlocks
•Other positions and directorships held are considered
•Independence is the foundation of good governance
•The Board reviews independence annually, when candidates are evaluated, and upon position changes for an existing director

•Diversity of backgrounds, experience and thought is important in ensuring effective risk oversight
•Ethnicity, gender, age, disability, veteran status, sexual orientation, race, national origin, color, religion, creed, geographic representation, education and personality are considered
•Embracing diversity is a cornerstone of our corporate culture
•Our Guidelines on Corporate Governance identify diversity as an important consideration when seeking candidates for the Board

•Diversity in tenure creates a good mix of perspectives
•Emerging business needs and desired skills are considered when evaluating potential Board candidates
•Longer-tenured directors bring a deep understanding of the Company
•Newer members bring fresh perspectives or expertise related to emerging issues

It is critical for the Company and shareholders to have a well-rounded, diverse Board that functions well as a whole. In evaluating director nominees, the GCN Committee considers experience in the areas identified above and expects director nominees to have proven leadership skills, sound judgment, integrity and a commitment to the success of the Company. In addition, for incumbent directors, the GCN Committee considers attendance, past performance on the Board and contributions to the Board and applicable committees.
Director Independence
Each of our directors and director nominees, other than Messrs. Fowke and Frenzel, are independent. The Board has satisfied, and expects to continue to satisfy, its objective to have no more than two directors who are not independent serving on the Board at any time.
The Board determines director independence under the standards established by Nasdaq, which we have adopted with a four-year look back. In addition, a director who is an employee or representative of a significant supplier of any Xcel Energy business unit or legal entity will not be “independent” unless the relationship was entered into with the supplier as a result of competitive purchasing practices. When evaluating director independence, the Board has determined that the receipt of regulated electric and gas service from the Company does not constitute a material relationship. The Board reviews ordinary course of business transactions in which directors have an interest as part of the Board’s annual independence review.
Demographic Background
Our directors and director nominees represent a diverse range of experience and backgrounds, and come together to govern Xcel Energy as an effective whole. The GCN Committee has focused on recruiting and recommending diverse candidates to complement current director demographics.

	Casey	Fowke	Frenzel*	Johnson	Kampling	Kehl	O'Brien	Owens**	Pardee	Policinski	Prokopanko	Sheppard**	Westerlund	Williams	Wolf	Yohannes
African American
Asian/Pacific Islander
White/Caucasian
Hispanic/Latino
Native American
Male
Female
Age	65	62	50	50	61	62	67	72	61	62	67	72	70	65	67	68
Tenure	2	11	n/a	1	<1	1	8	3	<1	11	5	10	14	11	14	4
*Standing for initial election at the annual meeting **Not standing for re-election at the annual meeting

ESSENTIAL PROXY STATEMENT 2021	19

Corporate Governance
Director Tenure and Board Refreshment

The Board believes that diversity in tenure creates a good mix of perspectives with longer-tenured directors bringing a deep understanding of the Company while new members bring a fresh perspective and expertise helpful to keeping abreast of a changing industry.
As of the date of this proxy statement, the Board consists of 15 directors, whose tenure is shown in the graphic to the right. If all directors standing for election at the annual meeting are elected, the average director tenure will decrease to 6.4 years and the number of directors included in the "5 to 10 years" category will decrease to two.
To facilitate board refreshment, we have term limits for directors as well as a mandatory retirement age policy. Our directors may not serve on the Board for more than 15 years, and we require our directors to retire on the day of the annual meeting of shareholders after turning age 72. Messrs. Owens and Sheppard will be 72 years old by the date of the annual meeting so will not be standing for reelection in accordance with our mandatory retirement policy.
Over the past five years, the Board has recommended eight new directors and five directors have left the Board.

7 Years Average Director Tenure

Additions				Departures
2021*	2020	2018	2017	2021**	2020	2017
Robert Frenzel	Netha Johnson	Lynn Casey	David Owens	David Owens	Richard Davis	Gail Boudreaux

	Patricia Kampling		Daniel Yohannes	James Sheppard	A. Patricia Sampson

George Kehl

Charles Pardee
*Standing for initial election at the annual meeting **Not standing for re-election at the annual meeting
Shareholder Recommendation of Directors
Any shareholder may recommend potential nominees to the GCN Committee for consideration for membership on the Board. Recommendations can be made by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Minneapolis, Minnesota 55401. Such recommendations should be received by October 1, 2021 to be considered for the 2022 Annual Meeting. The GCN Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates other candidates. No shareholder recommendations were received in connection with the 2021 Annual Meeting of Shareholders.

Corporate Governance
Corporate Responsibility and ESG Oversight
Corporate responsibility is embedded throughout our organization and integrated into our governance processes. With strong leadership from our Board and executive management team, along with engaged leaders and business units across the Company, we are able to effectively manage risks and opportunities and drive strong performance across a spectrum of corporate responsibility issues. Through our strategic planning process, the Board and executive leadership team identified three strategic priorities – lead the clean energy transition, keep bills low and enhance the customer experience – that represent the keys to our continued success in achieving our vision to be the preferred and trusted provider of the energy our customers need. Strong alignment exists between our strategic priorities and our corporate responsibility.
Our most recent Corporate Responsibility Report, published in May 2020, marks the 15th year we have published the report. Our report covers a variety of ESG issues and is built on 24 issues that we have identified as important to our stakeholders and Company. A copy of our most recent Corporate Responsibility Report is available on our website at www.xcelenergy.com.
The Chairman and CEO leads all aspects of our ESG efforts and governance. The Senior Vice President, Strategy, Planning and External Affairs serves the role of a Chief Sustainability Officer, working with multiple teams across the business areas as described below. The Chief Sustainability Officer reports to the Chairman and CEO and is responsible for ESG-related policy, strategy, governance and reporting, including the management of climate-related risks, and regular ESG discussions with the Board. The GCN Committee has primary board committee responsibility for ESG related issues and risks. It oversees activities and reporting of ESG matters, along with oversight of executive compensation and key policies such as the Code of Conduct and the Political Contributions, Lobbying and Government Communications policy ("Political Contributions Policy"). Annually, the GCN Committee reviews our DEI strategy. The ONES Committee oversees all operational aspects including our environmental strategy and performance, safety and operational performance, customer service and excellence in delivering electricity and natural gas service to customers. This includes oversight of operational risks and opportunities, including those related to climate, physical security, cybersecurity and public safety. The key aspects of how we manage ESG responsibilities are described below.

Board Oversight

While the GCN Committee is the primary committee responsible for ESG overall, board committees also have responsibilities that relate to and impact specific ESG performance areas.
•Audit Committee: oversees corporate compliance related to ethics and business conduct
•Finance Committee: oversees our clean energy investments, investor relations and financial health
•GCN Committee: oversees workforce development and compensation, DEI strategy, executive compensation, the Code of Conduct and the Political Contributions Policy
•ONES Committee: oversees employee and public safety, environmental performance and strategy, generation and utility operations, including reliability, affordability, physical security and cybersecurity
The full board considers and addresses key issues, including those related to ESG matters. In addition, it conducts a strategy session to consider new and emerging trends, consult with outside experts and assess current strategies and initiatives.

Executive Oversight and Management

The executive team plans and executes on strategies designed to achieve our priorities, including ESG responsibilities and initiatives.
•The executive team is responsible for the execution of the strategic direction of the company and sets key initiatives, including growth plans, the clean energy strategy and other ESG efforts. It considers evolving customer trends and preferences, industry and technology needs affecting our business, developments in the external landscape and policy considerations
•Strategies and key initiatives are crafted and executed to strike a balance among reliability, affordability and environmental impact
•Our executive incentive compensation is tied directly to company performance, specifically reliability, customer satisfaction, public and employee safety, achievement of carbon emission reduction goals and financial performance

ESSENTIAL PROXY STATEMENT 2021	21

Corporate Governance

Business Area Management

While the entire organization supports ESG efforts, specific issues are directly tied to individual areas to manage. We use performance management techniques and compensation design to align employees around successful execution of our goals and efforts.
•Strategy, Planning and External Affairs: ESG strategy, governance and reporting, leading the clean energy transition, energy policy and resource and strategic planning
•Risk, Audit and Compliance Office: risk management, ethics and compliance
•General Counsel: corporate governance, disclosure and regulatory efforts that support our goals
•Generation: power production and environmental performance and regulatory efforts that support the clean energy transition
•Operations: customer electricity and natural gas service, including safety, affordability and reliability
•Customer and Innovation Office: energy efficiency, customer programs and satisfaction, continuous improvement, economic development, security and emerging technology
•Human Resources: workforce strategy and development, DEI strategy, labor practices, public and employee safety, the Xcel Energy Foundation and employee engagement programs
•Financial Operations: capital project governance, compliance, budget and cost management, investor relations and disclosure

Operating Companies

Our operating companies execute on our corporate strategy and implement plans that fulfill our ESG responsibilities.
•Operating company staff engage with local stakeholders to help ensure mutual priorities and goals are addressed, including on energy policy issues, such as climate change, environmental policy and sustainability strategy
•Community giving and volunteer programs are implemented with local nonprofit organizations
•Regulatory and resource plans are proposed for serving customers and meeting their future energy needs, including maintaining affordability and achieving clean energy and other stakeholder priorities

Political Contributions, Lobbying and Government Communications Disclosure
We believe interaction with legislative and policy-making environments is important to our business and is a part of responsible corporate citizenship. Xcel Energy works with federal, state and local officials on political activities important to our Company, employees, customers and shareholders. We may provide financial support to political candidates, committees and other political organizations by making corporate contributions when it is legally permissible to do so. Political activity by the Company is done to promote the interests of the Company and we seek to have interactions that are clear, transparent and in full compliance with all laws, regulations and Company policies.
The Board plays an important role in providing oversight of our public policy engagement and political participation with respect to significant policy issues that could impact the reputation of the electric and gas utility industry and Xcel Energy. The GCN Committee annually reviews our Political Contributions Policy, lobbying expenditures, contributions and key lobbying activities. We updated our policy in 2020 to require advanced approval by our Executive Vice President, General Counsel and President and Chief Operating Officer for all political contributions above $25,000, including contributions to 501(c)(4) organizations. The Political Contributions Policy and our corporate contributions to a candidate campaign, ballot measure and entities organized under Section 527 of the Internal Revenue Code are disclosed on our website at www.xcelenergy.com.

Corporate Governance
Human Capital Management
Xcel Energy employees are the driving force behind our Company’s success. Our workforce strategy is designed to put the best talent in place and create a culture that motivates and inspires employees to lead the way in achieving our clean energy goals and delivering an exceptional customer experience. By partnering with educational and community organizations, we fill our talent pipeline with diverse employees who reflect the communities we serve and embrace our values: Trustworthy, Safe, Connected and Committed. Our strategic, data-driven approach to workforce and succession planning, combined with modernized best practices in learning and development, ensure our enterprise will continue to have the skills and capabilities required to meet the evolving needs of our business, customers and communities.
To attract and retain high quality talent, we meet the interests of both our organization and workforce with pay-for-performance compensation, holistic well-being benefits, recognition programs and a high-impact performance management system that emphasizes ongoing coaching conversations between leaders and team members. Continuously elevating the quality and safety of the workplace is a top priority. Through our Safety Always approach, we are considered a benchmark company where employees are encouraged to share experiences and learn from events to help protect themselves and their coworkers.
Diversity, Equity and Inclusion and Human Rights
We aim to create an inclusive work culture where employees are treated equitably, and diversity is not only accepted but celebrated. Our CEO and senior executives lead by example, fostering an open and accepting work environment through their communications and interactions, which include holding crucial conversations on race relations. We provide enterprise-wide learnings such as microinequities and unconscious bias training, and we sponsor 10 business resource groups to support employee interests and assist the organization in solving challenges and achieving goals. However, our commitment goes beyond programs and policies and practices — we strive for diversity, equity and inclusion to be an integral part of who we are, how we operate and how we see our future. We are committed to progress and will measure the progress through corporate scorecard metrics that include, among other things, employee feedback in our engagement survey Inclusion Index.
In 2020, Xcel Energy received the following recognitions:

In our Human Rights Position statement, we have publicly confirmed our commitment to the advancement and protection of human rights throughout our operations, consistent with all U.S. human rights laws and the general principles set forth in the International Labour Organization Conventions, including freedom of association and the right to collective bargaining for employees such as the almost half of our workforce represented by local unions. Xcel Energy does not tolerate discrimination, violations of our Code of Conduct or Human Rights Position or other unacceptable behaviors. We offer employees multiple avenues to raise concerns or report wrong-doing and do not permit any retaliation for doing so.
Oversight and Governance
The Board is actively engaged in oversight of human capital management. The GCN Committee annually reviews our workforce strategy, including our DEI initiatives and management's annual incentive plan. KPIs include employee safety metrics and DEI goals were added for 2021. The annual employee engagement survey results are shared with the GCN Committee. The GCN Committee is also responsible for the development of CEO and executive officer succession plans, to ensure a strong, diverse pipeline of future leaders.
Our workforce demographics as of December 2020 were as follows.

Representation	Female	Ethnically Diverse
Board of Directors	20%	20%
CEO direct reports	38%	13%
Management	22%	10%
Employees	23%	16%
New hires	33%	22%
Interns (hired throughout 2020)	33%	28%

ESSENTIAL PROXY STATEMENT 2021	23

Corporate Governance
Governing Documents and Proxy Access
The following materials relating to our corporate governance can be found on our website at www.xcelenergy.com under “Company — Investor Relations — Governance Documents” and are also available free of charge to shareholders who request them.

•Guidelines on Corporate Governance •Amended and Restated Articles of Incorporation •Bylaws •Code of Conduct •Political Contributions Policy	•Audit Committee Charter •Finance Committee Charter •Governance, Compensation and Nominating Committee Charter •Operations, Nuclear, Environmental and Safety Committee Charter
Shareholders may request our governing documents by writing our offices at: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Minneapolis, Minnesota 55401. We publish any amendments to the Code of Conduct and waivers of the Code of Conduct for our executive officers or directors on our website.
Proxy Access
In February 2016, we amended our bylaws to permit any shareholder (or group of no more than 20 shareholders) owning 3% or more of our common stock continuously for at least three years to nominate up to an aggregated limit of two candidates or 20% of our Board (whichever is greater) for inclusion in our proxy statement. Notice of such nominees for the 2022 Annual Meeting must be received no earlier than November 7, 2021 and no later than close of business on December 7, 2021. Notice should be addressed to the Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Minneapolis, Minnesota 55401. Requirements for such nominations and nominees are detailed in our bylaws, which are available on our website at www.xcelenergy.com, under “Company — Investor Relations — Governance Documents."

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Serving shareholders well is a key priority for the Board. We believe a well-qualified and diverse mix of directors best positions the Board to effectively govern and achieve strong results. Demonstrated leadership, judgment and expertise, combined with diversity, integrity and experience, are some of the important characteristics for Board members. Such characteristics are evaluated when considering director candidates.
We currently have 15 directors on our Board. Messrs. Owens and Sheppard will not be standing for reelection at the annual meeting in accordance with our mandatory retirement policy. Xcel Energy thanks both Messrs. Owens and Sheppard for their significant contributions and service to the Company since 2017 and 2011, respectively.
The Board has set the size of the Board at 14 as of the annual meeting, and 14 nominees have been recommended by the GCN Committee and nominated by the Board. Of the 14 nominees, 11 were elected by our shareholders at the 2020 Annual Meeting.
•In the summer of 2020, the GCN Committee determined the Board would benefit from adding two new directors: Charles Pardee, who has expertise in nuclear energy operations and risk management, and Patricia Kampling, who has extensive utility-specific experience relating to finance, strategy, risk management and regulation. Mr. Pardee and Ms. Kampling were identified as potential candidates by management and members of the Board collaboratively. After reviewing Mr. Pardee’s and Ms. Kampling’s individual qualifications and individually interviewing them, the GCN Committee recommended them for election to the Board, and they began serving on the Board on June 24, 2020 and August 18, 2020, respectively.
•Our Guidelines on Corporate Governance provide that no more than two inside directors will serve on the Board at any time. Typically, our CEO is the only member of our management team who serves on the Board. Occasionally, the Board may appoint a second management director to the Board to facilitate talent development among senior executives. Robert Frenzel, our President and Chief Operating Officer, was recommended by the GCN Committee and nominated by the Board to stand for election at the annual meeting.
We believe the slate of directors brings not only the right expertise and experience to the Board, but also the right attributes to ensure constructive and free exchange of ideas and opinions with each other and with management.
Each of the 14 director nominees has agreed to be named in this proxy statement and to serve if elected. Should any nominee become unable to serve for any reason, the persons named as proxies reserve full discretion to vote “FOR” any other persons who may be recommended by the GCN Committee and nominated by the Board, or the Board may reduce the number of nominees. If elected at the annual meeting, the nominees will hold office until the 2022 Annual Meeting of Shareholders and until their successors have been elected and qualified.

The Board recommends a vote “FOR” the election to the Board of each of the following nominees.

ESSENTIAL PROXY STATEMENT 2021	25

Proposal No. 1 Election of Directors
Nominees

Lynn Casey Retired Chair and CEO, Padilla

Director Qualifications and Experience
Ms. Casey has extensive executive experience in brand strategy and investor, corporate and media relations. She is nationally recognized as an industry leader in building and protecting brands. Ms. Casey brings valuable skills to the Board with her experience in creating and delivering high-impact communication strategies, her expertise in crisis communications and management and her strong commitment to the local community. Ms. Casey also serves as a director of several nonprofit organizations in the communities that we serve.
Business Experience
•Chair, Padilla, a public relations and communications firm (August 2018 to December 2019)
•Chair and CEO, Padilla (September 2013 to August 2018)
•CEO, Padilla Speer Beardsley (2001 to September 2013)
Other Public Company Boards
•None

Age 65 Director since 2018 Committees •Finance •ONES

Ben Fowke Chairman of the Board and CEO, Xcel Energy Inc.

Director Qualifications and Experience
With a long and distinguished career in the utility industry, Mr. Fowke provides the strategic focus and leadership needed to position the Company well for the future. Having served as the Company’s Chief Financial Officer, he has a strong background in finance, financial reporting and shareholder outreach. His extensive experience in environmental issues, operations and the energy business makes Mr. Fowke keenly familiar with the risks we face and provides unique insight into effective management of those risks to deliver strong results over the long term. In June 2020, Mr. Fowke was elected chairman of the board of the Edison Electric Institute, the national association of investor-owned electric companies. His tenure and involvement in the utility industry provides significant expertise on regulatory and policy issues that are central to our business, and he is active in representing and advocating for the industry on important national issues such as security and tax reform. With his service as a director of nonprofit institutions and utility industry organizations, he provides good understanding of not only the opportunities and challenges of our business, but also the customers and communities we serve.
Business Experience
•Chairman of the Board and CEO, Xcel Energy Inc. (2011 to present)
•President, Xcel Energy Inc. (2009 to 2020)
•Chief Operating Officer, Xcel Energy Inc. (August 2009 to August 2011)
•Various Executive Positions with Xcel Energy Inc. since 2002
Other Public Company Boards
•None

Age 62 Director since 2009 Committees •None

Proposal No. 1 Election of Directors

Robert Frenzel President and Chief Operating Officer, Xcel Energy Inc.

Director Qualifications and Experience
If elected, Mr. Frenzel would bring extensive experience and perspective to the Board in the areas of energy, operations, finance, corporate development and risk management. As our President and Chief Operating Officer, Mr. Frenzel leads Xcel Energy’s four utility operating companies as well as our transmission, distribution and natural gas operations. Having served as Chief Financial Officer of Xcel Energy and of Luminant, Mr. Frenzel has valuable knowledge of finance, tax, accounting and corporate development functions. He also has experience in banking and with financial transactions within the energy and power industry. Prior to starting his business career, Mr. Frenzel served in the United States Navy for six years as a nuclear engineering officer and weapons officer and was promoted to lieutenant commander in the Navy Reserve following active duty. He has also served as a director for various nonprofit organizations.
Business Experience
•President and Chief Operating Officer, Xcel Energy Inc. (March 2020 to present)
•Executive Vice President and Chief Financial Officer, Xcel Energy Inc. (May 2016 to March 2020)
•Senior Vice President and Chief Financial Officer, Luminant, a wholly owned subsidiary of Energy Future Holdings Corporation ("EFH"), an electric utility company (February 2012 to April 2016)
•Senior Vice President for Corporate Development, Strategy and Mergers and Acquisitions, EFH (February 2009 to February 2012)
•Vice President, Investment Banking Division, Goldman Sachs (August 2002 to February 2009)
Other Public Company Boards
•Patterson Companies, Inc. (Since 2018)

Age 50 Committees •None

Netha Johnson President, Bromine Specialties, Albemarle Corporation

Director Qualifications and Experience
Mr. Johnson’s global operations leadership experience provides the Board with valuable business and strategic insight and executive leadership skill. His background in the specialty chemicals industry is relevant to our business, and his experience with the industry and electrical and renewable energy solutions provides valuable insight to our business as we work towards our carbon-free future. Prior to starting his business career, Mr. Johnson was an officer in the United States Navy. Mr. Johnson has served as a director on several nonprofit boards throughout his career.
Business Experience
•President, Bromine Specialties, Albemarle Corporation, a global specialty chemicals company (August 2018 to present)
•Vice President and General Manager, 3M Company, a multi-national industrial, worker safety, health care and consumer goods company (February 2015 to August 2018)
•President, Filtration, Pentair, a global water treatment company (February 2010 to February 2015)
Other Public Company Boards
•None

Age 50 Director since 2020 Committees •Finance •ONES

ESSENTIAL PROXY STATEMENT 2021	27

Proposal No. 1 Election of Directors

Patricia Kampling Retired Chairman and Chief Executive Officer, Alliant Energy Corporation

Director Qualifications and Experience
Ms. Kampling is the former Chairman and Chief Executive Officer of Alliant Energy Corporation. She has four decades of experience in the energy industry, having held leadership roles at Exelon Corporation and the former IPSCO Corporation prior to her tenure at Alliant. Ms. Kampling provides the Board with extensive utility-specific experience relating to finance, strategy, risk management and regulation. Ms. Kampling has also served on several nonprofit boards throughout her career and currently serves on the board of trustees of the Fidelity Equity and High Income Funds.
Business Experience
•Chairman and Chief Executive Officer, Alliant Energy Corporation, a public utility holding company (2012 to 2019)
•President and Chief Operating Officer, Alliant Energy Corporation (2011 to 2012)
•Executive Vice President and Chief Financial Officer, Alliant Energy Corporation (2010 to 2011)
Other Public Company Boards
•American Water Works Co Inc. (Since 2019)
•Fidelity Equity and High Income Funds (Since 2020)
•Briggs & Stratton Corp. (2011 to 2021)
•Alliant Energy Corporation (2012 to 2019)

Age 61 Director since 2020 Committees •Finance •GCN (

George Kehl Retired Office Managing Partner, KPMG LLP

Director Qualifications and Experience
With 38 years of experience in a global public accounting firm, Mr. Kehl brings an extensive knowledge of financial accounting, auditing and internal control over financial reporting experience, which is valuable to our highly regulated company. He was an audit partner for 25 years at KPMG LLP serving mostly Fortune 500 companies and was the managing partner of the Minneapolis office from 2010 until his retirement in 2019. Mr. Kehl is a Certified Public Accountant in Minnesota and Florida. His experience provides the Board with valuable strategic business, leadership and financial expertise and he has been determined to be an audit committee financial expert by our Board. Mr. Kehl has served as a director of several non-profit companies in the communities we serve, providing valuable insights into our stakeholder base that is vital to our business.
Business Experience
•Office Managing Partner, KPMG LLP, a global audit, tax and advisory firm (January 2010 to September 2019)
•Audit Partner, KPMG LLP (July 1994 to September 2019)
Other Public Company Boards
•None

Age 62 Director since 2020 Committees •Audit •Finance

Proposal No. 1 Election of Directors

Richard O’Brien Independent Consultant

Director Qualifications and Experience
Mr. O’Brien’s extensive executive experience provides to the Board valuable strategic insight, leadership skills and a sound understanding of delivering effective operations in an expansive and capital-intensive business. His acumen in financial reporting and accounting has been determined by our Board to qualify him as an audit committee financial expert. He is currently consulting in the areas of strategy, leadership and operating effectiveness with select mining firms. His background in both the mining and electric and gas industries is directly relevant to our business, and he brings both valuable experience in effective management of environmental issues and expertise in industry and regulatory issues to our Board.
Business Experience
•Independent Consultant (October 2015 to present)
•President and CEO, Boart Longyear Limited, a global provider of drilling services, equipment and performance tooling for mining and drilling companies (April 2013 to October 2015)
•CEO, Newmont Mining Corporation, a global gold mining company (September 2012 to February 2013)
•President and CEO, Newmont Mining Corporation (July 2007 to September 2012)
Other Public Company Boards
•Pretium Resources Inc. (Since 2019)
•Vulcan Materials Company (Since 2008)

Age 67 Director since 2012 Committees •Audit (Chair) •ONES

Charles Pardee President, Terrestrial Energy, USA

Director Qualifications and Experience
Mr. Pardee is the President of Terrestrial Energy, USA, a nuclear technology company. Mr. Pardee has more than 38 years of experience in the energy industry, having held leadership roles at the Tennessee Valley Authority and Exelon Corporation. Mr. Pardee has worked with several other energy companies, including Florida Power Corporation, Carolina Power and Light, as well as the Institute of Nuclear Power Operations. Mr. Pardee served as a Lieutenant in the United States Navy for nine years. Mr. Pardee is the chair and director of the Committee on Nuclear Power for the Emirates Nuclear Energy Corporation in the United Arab Emirates. He also sits on the nuclear safety advisory board for the Tokyo Electric Power company.
Business Experience
•President, Terrestrial Energy, USA, a nuclear technology company (June 2019 to Present)
•Executive Vice President, Chief Operating Officer, Tennessee Valley Authority (2013 to 2017)
•Executive Vice President, Chief Generation Officer, Tennessee Valley Authority, a federally owned corporation that provides navigation, flood control, electricity generation, fertilizer manufacturing and economic development to the Tennessee Valley (January 2013 to April 2013)
•Chief Operating Officer, Exelon Generation, Exelon corporation’s energy provider (2010 to 2013)
•President & Chief Nuclear Officer, Exelon Nuclear, Exelon corporation’s nuclear division (2007 to 2010)
Other Public Company Boards
•None

Age 61 Director since 2020 Committees •Audit •ONES

ESSENTIAL PROXY STATEMENT 2021	29

Proposal No. 1 Election of Directors

Christopher Policinski Retired President and CEO, Land O'Lakes, Inc.

Director Qualifications and Experience
Mr. Policinski led a rapidly growing, multinational food and agricultural cooperative, an experience that positioned him to provide valuable leadership and strategic insight in effectively addressing environmental and other major issues. As the former president and CEO of the third-largest United States cooperative, Mr. Policinski has a wealth of experience in effectively managing operations, addressing new risks and regulatory requirements and delivering value via effective growth management. He is well versed in finance and the financial reporting process. Mr. Policinski has experience as a director of a number of nonprofits, educational institutions and trade industry groups and provides a solid understanding of the communities we serve.
Business Experience
•CEO, VitaKey, a nutrition science company (August 2020 to February 2021)
•President and CEO, Land O’Lakes, Inc., an agricultural and dairy cooperative (October 2005 to June 2018)
•Senior leadership positions at Land O’Lakes, Inc. and The Pillsbury Company, a grain processing and food production company
Other Public Company Boards
•Hormel Foods Corporation (Since 2012)

Age 62 Director since 2009 Lead Independent Director since May 2016 Committee •GCN

James Prokopanko Retired President and CEO, The Mosaic Company

Director Qualifications and Experience
Having led large and complex businesses, Mr. Prokopanko brings valuable leadership skills and strategic insight to the Board. Throughout his career he has created growth, managed expansive operations, built key assets and effectively addressed environmental issues, all valuable skills to contribute to the Board. His experience in commodities, with capital-intensive businesses and as a director for other public companies likewise contributes valuable and relevant expertise to the Board. Mr. Prokopanko works with, supports and has served on the boards of several nonprofit organizations and brings a thoughtful understanding of the communities we serve.
Business Experience
•President and CEO, The Mosaic Company, producer of phosphate and potash crop nutrients (January 2007 to August 2015)
•Executive Vice President and COO, The Mosaic Company (July 2006 to January 2007)
•Senior leadership positions, Cargill Corporation, trading, purchasing and distributing grain and other agricultural commodities (1999 to 2006)
Other Public Company Boards
•Regions Financial (Since 2016)
•Vulcan Materials Company (Since 2009)

Age 67 Director since 2015 Committees •GCN (Chair) •ONES

Proposal No. 1 Election of Directors

David Westerlund Retired Executive Vice President, Administration and Corporate Secretary, Ball Corporation

Director Qualifications and Experience
Mr. Westerlund has extensive experience in corporate governance and environmental and workforce issues, bringing valuable insight to the Board. Having served as a senior executive in a Fortune 500 company, he contributes leadership skills and business acumen to the Board. Mr. Westerlund was responsible for environmental health and safety, corporate compliance, security, real estate activities and human resources, including labor and employee relations and benefits while at Ball Corporation, and he brings extensive knowledge of compliance, corporate governance, compensation and equal employment opportunity issues to the Board. He serves on the boards of a number of community organizations.
Business Experience
•Executive Vice President, Administration and Corporate Secretary, Ball Corporation, a supplier of metal packaging, aerospace and other technologies and services (2006 to September 2011)
•Senior level positions with Ball Corporation prior to 2006
Other Public Company Boards
•None

Age 70 Director since 2007 Committees •Audit •GCN

Kim Williams Retired Partner, Wellington Management Company LLP

Director Qualifications and Experience
Ms. Williams brings extensive experience in leadership with a major investment management company, providing valuable and unique strategic insights to the Board. Her strong financial background is particularly valuable in our capital-intensive industry. She brings extensive expertise in risk assessment and management that is valuable for our business. She is active in the community and has served as a trustee of a number of nonprofit and educational boards.
Business Experience
•Partner, Wellington Management Company, LLP, an investment and asset management company for institutional investors (1995 to 2005)
•Leadership positions, Loomis, Sayles & Co., Inc., an investment management company, and Imperial Chemical Industries Pension Fund, a defined benefit occupational pension fund (prior to 1995)
Other Public Company Boards
•Weyerhaeuser Corporation (Since 2006)
•E.W. Scripps (Since 2008)

Age 65 Director since 2009 Committees •Finance (Chair) •GCN

ESSENTIAL PROXY STATEMENT 2021	31

Proposal No. 1 Election of Directors

Timothy Wolf President, Wolf Interests, Inc.

Director Qualifications and Experience
With a career as a senior executive in consumer products industries, Mr. Wolf brings strategic insight, business acumen and valuable experience to the Board. He served as Chief Financial Officer of a major corporation and has obtained valuable experience in and knowledge of finance, reporting and governance. His financial experience provides the Board with valuable insights, and he has been determined to be an audit committee financial expert by our Board. Having led organizations and been involved in the integration of organizations, Mr. Wolf has a sound understanding of business risk and effective risk management oversight. He serves as a director of several nonprofit and educational organizations.
Business Experience
•President, Wolf Interests, Inc., an investment company (June 2010 to present)
•Chief Integration Officer, MillerCoors Brewing Company LLC, a consumer beverage product company (June 2008 to February 2010)
•Prior leadership positions including Global Chief Financial Officer with Molson Coors Brewing Company and Chief Financial Officer with Coors Brewing Company
Other Public Company Boards
•None

Age 67 Director since 2007 Committees •Audit •ONES

Daniel Yohannes Former United States Ambassador to the Organization for Economic Cooperation and Development

Director Qualifications and Experience
Mr. Yohannes has a successful record of operation execution and corporate transformation as a Chief Executive Officer and as an entrepreneur. Mr. Yohannes brings extensive experience in banking, economic development and in global energy policy, providing the Board with strategic insight and leadership skills. He has served in leadership roles in U.S. Government organizations, and for which he was nominated by President Obama and confirmed by the U.S. Senate. He is very passionate about protecting the environment and economic equity issues. He is very active in his community and serves on various boards of nonprofits and civic organizations.
Business Experience
•U.S. Ambassador and Permanent Representative to the Organization for Economic Cooperation and Development, including the International Energy Agency and the Nuclear Energy Agency (April 2014 to January 2017)
•Chief Executive Officer, Millennium Challenge Corporation, an independent U.S. Government foreign aid agency (November 2009 to April 2014)
•Prior leadership positions with US Bank and Security Pacific Bank (now Bank of America)
•Co-founder of New Resource Bank, which invests in environmentally sustainable businesses
Other Public Company Boards
•Dow Inc. (2019 to present)

Age 68 Director since 2017 Committees •Audit •Finance

OWNERSHIP OF SECURITIES
Directors and Officers
The table below provides the beneficial ownership of our common stock as of March 22, 2021 for: (a) each director and director nominee; (b) the executive officers named in the Summary Compensation Table; and (c) the directors and current executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) of the shares noted. As of March 22, 2021, there were 538,074,813 shares of our common stock issued, outstanding and entitled to vote. None of the listed individual directors, director nominees or officers beneficially owned more than 1% of our common stock on March 22, 2021. The directors and executive officers as a group beneficially owned less than 1% of our common stock on March 22, 2021. None of the shares owned by our directors or executives are subject to any type of pledge.

Name of Beneficial Owner	Principal Position	Common Stock		Restricted Stock	Total Shares Beneficially Owned		Stock Equivalents(1)
Lynn Casey	Director	1,126		—	1,126		12,452
Netha Johnson	Director	531		—	531		2,533
Patricia Kampling	Director	1,614		—	1,614		709
George Kehl	Director	531		—	531		2,533
Richard O’Brien	Director	7,105		—	7,105		60,080
David Owens	Director	—		—	—		10,991
Charles Pardee	Director	2,118		—	2,118		1,084
Christopher Policinski	Director	2,000		—	2,000		101,573
James Prokopanko	Director	1,000		—	1,000		20,752
James Sheppard	Director	3,484		—	3,484		47,729
David Westerlund	Director	7,750		—	7,750		137,139
Kim Williams	Director	5,248		—	5,248		89,410
Timothy Wolf	Director	1,300	(2)	—	1,300	(2)	70,338
Daniel Yohannes	Director	5,133		—	5,133		7,945
Ben Fowke	Chairman and Chief Executive Officer	428,098		—	428,098		76,466
Brian Van Abel	Executive Vice President, Chief Financial Officer	25,272		—	25,272		—
Robert Frenzel	President, Chief Operating Officer and Director Nominee	77,157		3,409	80,566		—
Brett Carter	Executive Vice President, Chief Customer and Innovation Officer	37,337		—	37,337		12,399
Timothy O'Connor	Executive Vice President, Chief Generation Officer	26,390		—	26,390		54,417
Amanda Rome	Executive Vice President, General Counsel	3,946		2,285	6,231		—
Kent Larson	Former Executive Vice President and Group President, Operations	40,685		—	40,685		—
Directors and Current Executive Officers as a group (27 persons)		858,194		6,162	864,356		769,267
(1)Common stock equivalents represent (i) the share equivalents of our common stock held by executive officers under our deferred compensation plan as of March 22, 2021, and (ii) stock equivalent units held under the directors’ Stock Program as of March 22, 2021. For information on common stock equivalents granted during 2020 and holdings at December 31, 2020, see page 65. The information in this column is not required by the rules of the SEC because these share equivalents carry no voting rights and the recipient does not have the right to acquire any underlying shares within 60 days of March 22, 2021. Nevertheless, we believe that this information provides a more complete picture of the financial stake that our directors and executive officers have in the Company.
(2)Mr. Wolf’s son owns 300 of these shares. Mr. Wolf disclaims beneficial ownership of these shares.

ESSENTIAL PROXY STATEMENT 2021	33

Ownership of Securities
Largest Shareholders
The table below provides information as to each person or entity known to us to be the beneficial owner of more than 5% of our common stock:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	46,819,360	8.91%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	46,615,583	8.90%
Magellan Asset Management Limited(3) MLC Centre, Level 36 19 Martin Place Sydney NSW 2021 Australia	33,975,698	6.47%
JPMorgan Chase & Co.(4) 383 Madison Avenue New York, NY 10179	33,887,762	6.40%
State Street Corporation(5) State Street Financial Center One Lincoln Street Boston, MA 02111	26,707,041	5.08%
(1)This information, including percent of class, is based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. on February 8, 2021. The Vanguard Group, Inc. reported having shared voting power over 1,221,899 shares, sole dispositive power over 44,219,065 shares and shared dispositive power over 2,600,295 shares as of December 31, 2020.
(2)This information, including percent of class, is based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 1, 2021. BlackRock, Inc. reported having sole voting power over 41,880,842 shares and sole dispositive power over 46,615,583 shares as of December 31, 2020.
(3)This information, including percent of class, is based solely on a Schedule 13G filed with the SEC by Magellan Asset Management Limited on February 10, 2021. Magellan Asset Management Limited reported having sole voting power over 28,171,756 shares and sole dispositive power over 33,975,698 shares as of December 31, 2020.
(4)This information, including percent of class, is based solely on a Schedule 13G/A filed with the SEC by JPMorgan Chase & Co. on January 29, 2021. JPMorgan Chase & Co. reported having sole voting power over 32,121,651 shares, shared voting power over 67,525 shares, sole dispositive power over 33,791,368 shares and shared dispositive power over 65,205 shares as of December 31, 2020.
(5)This information, including percent of class, is based solely on a Schedule 13G filed with the SEC by State Street Corporation on February 11, 2021. State Street Corporation reported having shared voting power over 24,076,271 shares and shared dispositive power over 26,669,272 shares as of December 31, 2020.

PROPOSAL NO. 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our Board recognizes that performance-based executive compensation is an important element in driving long-term shareholder value. We are seeking our shareholders’ views on the compensation of named executive officers identified in the Executive Compensation Tables section of this proxy statement through an advisory vote on the following resolution:
“RESOLVED, that the compensation paid to our named executive officers, as disclosed in our 2021 proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Our goal for our executive compensation program is to align executive leadership’s interests with those of our shareholders, customers and employees. The Board believes our executive compensation program satisfies this goal and is strongly aligned with the long-term interests of our shareholders.
Shareholders are urged to read the CD&A and other information included in the Executive Compensation Tables section of this proxy statement. The GCN Committee and the Board believe that the information provided in these sections demonstrate that our executive compensation program aligns our executives’ compensation with our short-term and long-term performance and provides the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success.
As an advisory vote, this proposal is not binding upon the Company. However, the GCN Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board recommends a vote “FOR” approval of the advisory vote on compensation.

ESSENTIAL PROXY STATEMENT 2021	35

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we describe the material components of our 2020 compensation program for the executive officers listed in the Summary Compensation Table in this proxy statement (the "named executive officers" or "NEOs").
Highlights
2020 Performance
We successfully navigated a difficult year in 2020, addressing the challenges of a global pandemic and issues of racial equity, while continuing to execute our strategy for long-term customer and shareholder value.

Financial Results
•One-, three-, five- and 10-year total shareholder return (“TSR”) better than our peer group average
•Met or exceeded ongoing EPS guidance for 16 consecutive years, with 14 years in the mid to high range of guidance
•Increased our dividend for 17 consecutive years

Keeping Employees Safe and Supporting Communities
•Considered a benchmark company for our new approach to employee safety that focuses on eliminating the most serious events by developing a culture of trust and transparency
•Over 100,000 personal protective items purchased to safeguard Xcel Energy employees against COVID-19, and over 300,000 face coverings and other protective equipment donated to keep frontline health care workers safe
•$20 million in short- and long-term giving from proceeds of the sale of the Mankato Energy Center to support communities, including funding for COVID-19 relief and racial justice

Lead the Clean Energy Transition
•Reduced carbon emissions 51% since 2005 from electricity provided to customers
•34% lower water consumption since 2005, with goal to reduce consumption 70% by 2030
•~1,500 MW of new wind capacity completed in 2020, with an additional ~800 MW under construction and ~650 MW approved for repowering
•$10 million U.S. DOE grant to be first in the country to use high-temperature electrolysis to produce hydrogen with nuclear energy

Enhance the Customer Experience
•40-point improvement in J.D. Power customer satisfaction survey results over the past three years, outpacing improvement among our peers and top-ranked utilities
•EV programs offered in Colorado, Minnesota and Wisconsin, including an EV subscription service recognized among the nation’s best
•Nearly 244,000 customers participate in our portfolio of renewable choice programs, which is among the most extensive and longest running in the country
•Recognized with two emergency recovery awards for outstanding service restoration

Keep Bills Low
•Goal to keep customer bill increases at or below the rate of inflation
•Average monthly residential customer bills remained below inflation 2014-2020
•Since 2014, O&M expenses have remained flat, and we continue to prudently invest and reduce costs through ongoing processes and technology improvements

2020 Compensation
No significant changes were made to our executive compensation program for 2020, which continues to be primarily variable compensation based on performance outcomes. We continue to monitor evolving best practices to ensure our talent needs for attraction, motivation and retention are met, and we continue to assess certain features of our programs compared to market practices.
Our 2020 incentive compensation outcomes are:
•The 2020 annual incentive program achieved a payout of 133.93% of targeted results. This payout is reflective of our strong operational and financial performance, as described in the Annual Incentive section beginning on page 41.
•Performance-based long-term incentive awards that settled in 2020 achieved a weighted average payout of 200% of targeted performance. This result is reflective of our exceptional relative TSR performance and achievement of our environmental commitment to reduce carbon dioxide emissions, as described in the Long-Term Incentives section on pages 42 to 43.

Compensation Discussion and Analysis
As part of our thoughtful succession planning, we made several leadership changes that were effective in March 2020. Robert Frenzel became our President and Chief Operating Officer, Brian Van Abel became our Executive Vice President, Chief Financial Officer and Timothy O’Connor became our Executive Vice President, Chief Generation Officer. Effective in June 2020, Amanda Rome became our Executive Vice President, General Counsel. These leadership changes are reflected in the executive compensation tables following the Compensation Discussion and Analysis.
Compensation Philosophy
Our executive compensation programs are designed to align the interests of our executives with the interests of our shareholders, customers and employees. Our compensation philosophy is based on the following principles:

Performance Based	Market Competitive	Equity-based Incentive

•Majority of executive compensation is at risk, and pay is aligned with Company performance •Motivates achievement of financial, operational and stock price performance goals	•Enables us to attract and retain talented leaders •Compares us to an industry peer group	•Focuses on long-term shareholder value •Aligns executive interests with those of shareholders and rewards for strategic success
This philosophy, which includes significant emphasis on pay for performance, is applied consistently across all executives. Individual compensation may be differentiated based on scope of responsibilities, experience and contributions to Company results.
Executive Compensation Practices
Our compensation practices for NEOs are outlined below. These practices reflect our compensation philosophy and help ensure sound corporate governance practices.

What We Do	What We Don’t Do

•Pay for performance with a substantial percentage of each NEO’s total direct compensation being variable, at risk and aligned with performance-based metrics
•Use an appropriate peer group when establishing compensation
•Balance short-term and long-term incentive performance goals to reflect operating and strategic objectives

•Place strong emphasis on performance-based equity awards
•Align executive compensation with shareholder returns through long-term incentives
•Include caps on individual payouts in incentive plans
•Set significant stock ownership guidelines for NEOs, other executives and non-employee directors

•Require shares to be held until stock ownership guideline achieved
•Mitigate undue risk-taking in compensation programs
•Include recoupment provisions in our annual and long-term incentive programs
•Retain an independent compensation consultant

•Provide employment contracts to NEOs
•Permit directors or employees to hedge their Company stock
•Provide tax gross-ups for new executive officer participants in the Senior Executive Severance Policy
•Provide tax gross-ups on executive perquisites except for circumstances regarding relocation
•Provide unusual or excessive perquisites
•Supplement service credit to newly hired officers under any of the Company’s qualified or nonqualified retirement plans

Impact of Say-on-Pay Vote

Each year, Xcel Energy provides shareholders with a non-binding say-on-pay vote on its executive compensation programs.
Of the votes cast at our 2020 Annual Meeting, 95% were in favor of our executive compensation programs and policies.
The GCN Committee evaluated results of the say-on-pay vote, and in light of the broad shareholder support of our executive compensation programs, the GCN Committee decided to maintain the core design of our compensation programs. The GCN Committee will continue to consider the outcome of future say-on-pay votes, in addition to various other factors, when making future compensation decisions.

ESSENTIAL PROXY STATEMENT 2021	37

Compensation Discussion and Analysis
Establishing Compensation
Market Analysis
At the GCN Committee’s request, Meridian, its independent compensation consultant, presented its annual market assessment comparing our executive compensation programs and compensation against our peer group for:
•base salary;
•total cash compensation (base salary plus target annual incentive); and
•total direct compensation (total cash compensation plus target long-term incentive).
To provide a broad perspective of the competitive market, Meridian analyzed data for various market pay levels, including the 25th, 50th and 75th percentiles. We consider compensation (base salary, target annual incentive, target long-term incentive and target total compensation) to be market competitive if it is within a competitive range of the median or 50th percentile of the peer group.
For 2020, the GCN Committee made pay decisions based on this annual market assessment of compensation and specific factors about each NEO, including experience, internal equity, Company results, scope and responsibility, retention and the NEO’s role in succession planning.
The GCN Committee exercises its independent judgment to approve the compensation level for the CEO. For all other executive officers, the GCN Committee considers the CEO’s recommendation for setting compensation levels. The GCN Committee approved compensation for the CEO and all other executive officers that is aligned with the Company’s overall compensation philosophy described above.
Peer Group
Our peer group of publicly traded energy services companies is generally consistent from year to year (subject to changes resulting from mergers and acquisitions or other significant corporate events) and was developed by Meridian and approved by the GCN Committee to approximate the competitive market in which we compete for talent. Peer group companies were selected primarily based on the following criteria:
•Utilities with similar revenue and market capitalization.
•Part of the market for which we compete for talent and investor capital.
•Similar operating models and challenges with their regulated utility businesses.
•Included in an executive compensation survey database for which compensation information is available for a cross-section of executive and managerial roles.
Based on the application of these criteria, the GCN Committee selected the following peer companies that comprise the 2020 peer group.

2020 Peer Group Companies

Ameren Corporation American Electric Power Company CenterPoint Energy CMS Energy Corporation Consolidated Edison	Dominion Energy DTE Energy Company Duke Energy Corporation Edison International Entergy Corporation	Evergy, Inc. Eversource Energy Exelon Corporation FirstEnergy Corp. NextEra Energy	PPL Corporation Public Service Enterprise Group Incorporated Sempra Energy The Southern Company WEC Energy Group

In December 2019, at the time 2020 compensation was assessed:
•The median revenue for the peer group was $12.0 billion as compared to our revenue of $11.6 billion.
•The median market capitalization for the peer group was $28.8 billion as compared to our market capitalization of $34.0 billion.

Compensation Discussion and Analysis
Executive Compensation Elements
The following table provides information regarding the elements of total direct compensation for our NEOs in 2020:
Perquisites offered by the Company are limited in nature and scope, consistent with the Company’s goal of providing market-based compensation and benefits. Historically the Company has not allowed personal use of corporate aircraft if additional costs would be incurred by the Company. In light of the COVID-19 pandemic, including the uncertainty and safety concerns involved with commercial travel, the Company permitted certain NEOs to use corporate aircraft for limited personal use in 2020. The aggregate incremental cost for such use is included as compensation in the Summary Compensation Table.
We provide the following retirement and post-employment programs:
Retirement and Post-Employment Programs

Pension Plan (qualified and nonqualified)	Supplemental Executive Retirement Plan (“SERP”)	401(k) Savings Plan and Deferred Compensation Plan	Severance and Change in Control

•Provides retirement income for eligible participants based on fixed plan-based formulas	•CEO is the sole participant; closed to new participants in 2008 •Provides supplemental retirement income in addition to the pension benefits	•Provides for savings opportunities by deferring salary up to tax code limitations (401(k)) and salary, annual incentive and/or long-term incentive (Deferred Compensation)	•Provides compensation and benefits in the case of involuntary termination without cause.

ESSENTIAL PROXY STATEMENT 2021	39

Compensation Discussion and Analysis
Mix of Total Compensation
We balance the mix of compensation to our NEOs by delivering a blend of short-term and long-term incentives that are consistent with prevailing market practice and our compensation philosophy. This approach has effectively resulted in 89% of total direct compensation for the CEO and 74% of total direct compensation for other NEOs to be in the form of variable compensation, with the remainder representing fixed compensation. The GCN Committee and the Board believe this design encourages a balance of short-range and long-range strategic thinking, which is important given the long-term nature of utility operations and the capital investment necessary for such operations.
The following charts illustrate the mix of total direct compensation for the CEO and other NEOs at target performance in 2020.

Chairman and CEO

All Other NEOs (average)

Overview of Target Total Compensation
For 2020, the GCN Committee set each NEO’s base salary, target annual incentive and target long-term incentive awards, which are shown in the table below.

			Long-Term Incentive Targets
Named Executive Officer	Annualized Base Salary ($)	Annual Incentive Target (% of Base Salary)	Performance Shares ($)	Restricted Stock Units ($)	Total ($)
Ben Fowke, Chairman and CEO(1)	1,350,000	135%	6,822,000	1,705,500	11,700,000
Brian Van Abel, Executive Vice President, Chief Financial Officer(2)	575,000	75%	800,000	200,000	2,006,250
Robert Frenzel, President and Chief Operating Officer(3)	750,000	100%	1,760,000	440,000	3,700,000
Brett Carter, Executive Vice President, Chief Customer and Innovation Officer	565,000	80%	856,000	214,000	2,087,000
Timothy O'Connor, Executive Vice President, Chief Generation Officer(4)	600,000	75%	880,000	220,000	2,150,000
Amanda Rome, Executive Vice President, General Counsel(5)	500,000	70%	680,000	170,000	1,700,000
Kent Larson, Former Executive Vice President and Group President, Operations(6)	630,000	80%	1,000,000	250,000	2,384,000
(1)Mr. Fowke served as Chairman, President and Chief Executive Officer until March 31, 2020, when he became Chairman and Chief Executive Officer.
(2)Mr. Van Abel was named Executive Vice President, Chief Financial Officer effective March 31, 2020.
(3)Mr. Frenzel served as Executive Vice President, Chief Financial Officer until March 31, 2020, when he became President and Chief Operating Officer.
(4)Mr. O'Connor was named Executive Vice President, Chief Generation Officer effective March 31, 2020.
(5)Ms. Rome was named Executive Vice President, General Counsel effective June 1, 2020.
(6)As of March 31, 2020, Mr. Larson ceased serving as Executive Vice President and Group President, Operations, and remained an employee to assist with transition until May 31, 2020.
These compensation levels align and the mix of pay is competitive with the market for the utility industry.
Base Salary
Base salary provides a fixed element of regular income. The amount of base salary set by the GCN Committee is competitive in the utility industry. A key consideration is the median base salary rates at peer companies, although the GCN Committee has flexibility to review other relevant factors as outlined in our compensation philosophy. Year-over-year increases to base salary were in response to our annual compensation review process and/or leadership changes. The base salaries for the NEOs were, in aggregate, just above the median of base salaries of our peer companies.

Compensation Discussion and Analysis
Annual Incentive
Our annual incentive plan (“AIP”) is intended to reward our NEOs for the achievement of short-term performance goals. In February 2020, our management recommended AIP goals to the GCN Committee based on an evaluation of prior corporate performance and available objective metrics and benchmarks. These goals were selected as they are aligned with our corporate operational priorities. In addition, they discourage short-term thinking or behavior that could threaten the value of the Company or the investment of its shareholders.
The GCN Committee determined each NEO’s 2020 AIP payout in accordance with the following:
•Each NEO’s target award is determined by multiplying the NEO's base salary and target percent. The award payout range is 0% to 200% of an NEO’s target award.
•Up to 150% of an NEO’s targeted award is determined by the actual achievement of our operational metrics and a possible funding multiplier based on financial performance, as defined below.
•Up to an additional 50% of an NEO’s targeted award is based on attaining superior financial performance as measured by ongoing EPS.
The table below discloses the GCN Committee approved corporate operational goals and actual results for the AIP in 2020:

Key Performance Indicator	Threshold Performance	Target Performance	Maximum Performance	2020 Actual Performance	% Payout		% Weight	Weighted Calculation
Customer Satisfaction (J.D. Power residential survey)	729	741	753	762	150.00%		20%	30.00%
Wind Deployment (Steel for Fuel)	2.0%	0.0%	-2.0%	-0.5%	112.50%		20%	22.50%
Employee Safety (safety culture)(1)	82	86	89	87	150.00%	(1)	20%	30.00%
Public Safety (gas emergency response)	90%	95%	99%	95%	100.00%		20%	20.00%
Electric System Reliability (SAIDI)	99	92	85	91	107.14%		20%	21.43%
Results on Operational Metrics							100%	123.93%

(1)Under the terms of the program, the result was increased to Maximum level because no employee fatality occurred and there were no direct personal primary voltage electrical contacts that result in a DART Recordable injury or unplanned natural gas ignitions and the actual performance result was above Threshold. If an employee fatality had occurred, it would have been reduced to Threshold.
Annual incentive awards are, in part, based on ongoing EPS, which is a non-GAAP measure that we reconcile in Exhibit A, which can be adjusted for certain identified financial impacts. For 2020, no adjustments were made to ongoing EPS.
When ongoing EPS is below a certain threshold, awards will not be paid. If ongoing EPS is in the lower end of earnings guidance, or $2.73 to $2.78 per share for 2020, then operational results can be modified by a funding multiplier of 50% to 100%. If ongoing EPS is at $2.79 per share or greater, then the operational results can be modified by a funding multiplier from a range of 100% to 150%, not to exceed a 150% of target payout. For 2020, the GCN Committee considered overall operational performance as well as ongoing earnings results when determining the funding multiplier, resulting in an award level of 123.93% of target.
Financial performance is recognized and rewarded as a pre-defined percentage of each NEO’s target annual incentive award. For 2020, an additional 10% of target annual incentive awards were paid based on the achieved EPS result of $2.79 per share for 2020. When combined, the awards were paid at 133.93% of target.

ESSENTIAL PROXY STATEMENT 2021	41

Compensation Discussion and Analysis
Long-Term Incentives
Long-term incentive (“LTI”) awards are intended to reward NEOs for the achievement of long-term performance goals and shareholder value creation, and to retain critical talent. For 2020, our long-term incentive program had two components, which addressed these objectives:
•Performance shares (80% weighting based on target LTI value); and
•Restricted Stock Units (“RSU”) (20% weighting based on target LTI value).
Grant of 2020-2022 LTI Awards
Long-term incentive compensation is approximately 73% of the CEO’s target total direct compensation and 53% of the average of the other NEOs’ target total direct compensation and is primarily performance based. Prior to vesting, long-term incentive awards may not be sold, encumbered or otherwise transferred by the participant. Stock earned under long-term incentive compensation is subject to our Stock Ownership Policy (see page 44).
Performance Shares
In 2020, the GCN Committee approved the grant of performance shares to each NEO, which are subject to the achievement of pre-determined performance metrics for the three-year period ending December 31, 2022. These performance metrics are relative TSR and carbon dioxide emissions reduction.

Performance Shares based on the Company’s Relative TSR	Performance Shares based on Carbon Dioxide Emissions Reduction

For performance between percentiles, the number of performance shares earned is determined by straight line interpolation.

Performance shares are based on the achievement of specified levels of the Company’s TSR relative to our peer group. Payout range is from 0% to 200% of target.
Performance shares are based on the achievement of a specified reduction in carbon dioxide emissions in 2022 below 2005 levels associated with electric service.
Payout range is from 0% to 200% of target.

The relative TSR goal links the interest of executive officers with those of our shareholders by rewarding NEOs for creating superior shareholder returns relative to utility industry peer companies.	The reduction in carbon dioxide emissions goals align to our lead the clean energy strategic priority to provide 100% carbon-free electricity by 2050.
Dividend equivalents are credited on each performance share during the three-year cycle to the same extent that dividends are paid on shares of our common stock.
The credited dividend equivalents are paid only if the associated performance share vests and is paid in accordance with the achieved three-year performance goal. If threshold performance is not achieved at the end of the three-year performance cycle, then all associated performance shares and dividend equivalents would be forfeited.

Each performance share represents one share of Xcel Energy common stock.
Grant awards, at Target:	Grant awards, at Target:

•CEO: 68,351 •Other NEOs range: 6,604 to 17,622	•CEO: 41,011 •Other NEOs range: 3,962 to 10,574
Settled as cash, shares or a combination, as elected.	Settled as shares.

Restricted Stock Units Subject to Service-Based Vesting
In 2020, the GCN Committee approved the grant of restricted stock units to each NEO that vest on the third anniversary of the grant date, provided that the NEO remains continuously employed until such anniversary, subject to certain limited exceptions. RSUs serve as an important retention tool. Each RSU represents one share of our common stock.

Compensation Discussion and Analysis
Dividend equivalents are credited on each RSU during the vesting period to the same extent that dividends are paid on shares of our common stock. The credited dividend equivalents are paid only if the associated RSU vests based on the satisfaction of the service requirement. Awards will vest on a pro rata basis for NEOs who are at least 55 years of age and have 10 years of service in the event that any such NEO leaves the Company for any reason, other than with cause, during the term of the grant.
For 2020, the CEO was awarded 27,341 RSUs and the other NEOs were awarded from 2,643 to 7,050 RSUs.
The Performance Share and RSU grants are included in the Grants of Plan-Based Awards Table on page 50.
Settlement of 2018-2020 Performance Shares
The following section describes the results of the Performance Shares for the three-year period ended December 31, 2020.

Performance Shares based on the Company’s Relative TSR	Performance Shares based on Carbon Dioxide Emissions Reduction

The performance outcome is at the 94th percentile, which results in a 200% of target payout. TSR is a measure of shareholder value creation and our ranking illustrates superior performance over peer companies.
The performance outcome is above the maximum payout or a
47.1% reduction over 2005 levels, which results in a 200% of target payout. Result is due to implementing clean energy projects, modernizing the fossil fleet, leading the way with resource plans, energy efficiency programs and favorable market conditions.
Earned awards:	Earned awards:

•CEO: 162,052 •Other NEOs range: 6,936 to 32,637	•CEO: 97,230 •Other NEOs range: 4,161 to 19,582
The award amounts include dividend equivalents credited over the three-year performance cycle.

The Performance Shares that were earned are included in the Option Exercises and Stock Vested Table on page 54.

ESSENTIAL PROXY STATEMENT 2021	43

Compensation Discussion and Analysis
Retirement and Deferred Compensation Benefits
In 2020, the Company provided retirement benefits to executive officers under the Xcel Energy qualified and nonqualified pension plans. The role of the pension plans in executive compensation is the same as it is for other employees: to provide income during retirement and aid in the retention of qualified employees. The qualified pension plan benefits are based on earnings up to the Internal Revenue Service’s established limits and the benefit may be payable in a manner that results in individual income tax advantages. The nonqualified pension plan restores the benefit that would have been payable through the qualified pension plan if not for the limits imposed by Internal Revenue Code sections 401(a)(17) and 415(b).
The Company maintains a SERP, which was closed to new participants in 2008. Benefits continue to accrue for Mr. Fowke, who remains the sole participant in the SERP. The SERP provides a benefit to the participant, which is offset by the qualified and nonqualified pension plan benefits. Covered compensation for the purposes of calculating SERP benefits includes base salary and annual incentive awards. Long-term incentive payments are not included in covered compensation. The SERP benefit is valued as a 20-year annuity but is payable as a lump sum after the participant’s termination of employment. Unreduced benefits are payable at age 62; benefits are payable as early as age 55, reduced 5% for each year that the benefit commencement date precedes age 62.
Each executive officer is eligible to participate in Xcel Energy’s 401(k) Savings Plan and Deferred Compensation Plan. The 401(k) Savings Plan allows executive officers, like other eligible employees, to defer a portion of their base salary up to certain IRS limits. The Deferred Compensation Plan, in addition to allowing a portion of base salary to be deferred, allows executive officers to defer all or a portion of their annual incentive award and all or a portion of their performance-based long-term incentive awards. For 2020, the Company matched 50% of base salary deferrals (up to 8% deferred), netting to a maximum 4% as the eligible matching contributions. One of the purposes of the Deferred Compensation Plan is to allow for a full employer matching contribution that cannot be contributed under the Company’s qualified retirement plan due to the Internal Revenue Service Code limitations.
Additional Compensation Program Features and Policies
Severance Policy
The Company provides severance benefits to NEOs in accordance with the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the “Severance Policy”). The Board or the GCN Committee may name additional participants. The GCN Committee believes the Severance Policy provides a competitive severance benefit that retains key talent during a critical and potentially protracted period of uncertainty in the event the Company undergoes a change in control and the executive is not retained following the completion of such event. Outside of change in control situations, the Severance Policy also encourages executive officers to focus on the interests of Xcel Energy and its shareholders without undue concern that the officer will be terminated without compensation and benefits.
The benefits payable under the Severance Policy are discussed in more detail under Potential Payments upon Termination or Change in Control beginning on page 58.
Employment Contracts
Neither our CEO nor any of our other executive officers have employment contracts.
Stock Ownership Requirements
Our Stock Ownership Policy is an important feature of our compensation philosophy that helps to ensure alignment of executive interests with those of our shareholders. The share ownership guideline for each executive is based on the executive’s position. Executives are expected to achieve the applicable ownership requirement within five years of the date they assume their current executive position by holding shares received as compensation or otherwise acquired through retirement and investment accounts.
If an executive is not in compliance with the ownership requirement within the required time period, the executive must elect to receive payment of any incentive awards in stock and must retain 100% of the net shares (after-tax) delivered to the executive until the ownership requirement is met.

Compensation Discussion and Analysis
As of March 22, 2021, all currently serving NEOs have achieved, or are on track to achieve, the stated share ownership requirement by the date specified for achievement. All shares of common stock that the executive owns, as well as amounts deferred into the Xcel Energy stock fund in the 401(k) Savings Plan and Deferred Compensation Plan, count toward compliance with the ownership guidelines. The table below shows the value of shares of common stock and common stock equivalents that each NEO must hold by the required dates expressed as a multiple of base salary.
Equity Grant Practices
We follow these practices regarding the timing of equity compensation grants:
•Performance shares and RSUs are normally approved on the date of the regularly scheduled December GCN meeting and granted on the first trading day of the next fiscal year.
•Off-cycle grants to employees and new hires are made during the two-week period following the earnings release for the quarter in which the triggering event occurred.
•Grants to newly promoted executive officers or otherwise made as described above are made either (i) on the day the GCN Committee approves the grant for a promotion that has already occurred or is occurring concurrently; or (ii) on the effective date of a promotion for promotions or grants that become effective at a future date.
•In years where we pay out annual incentive awards, we issue common shares and restricted shares to executives who have elected to receive their award in such form on the regularly scheduled date of the February GCN Committee meeting.
Hedging and Pledging
We prohibit the use of any hedging or purchase of any financial instruments designed to hedge or offset any decrease in the market value related to our shares for directors and all employees, including executives. Under our policy, the diversification of holdings in Xcel Energy stock through sales is not considered hedging. In addition, the pledging of shares by executive officers and directors is only allowed if the executive officer or director receives approval from the securities trading policy committee prior to pledging the shares. No directors or executive officers have pledged shares of our common stock. The Board believes that these policies are consistent with our philosophy that senior executives’ and directors’ interests should be aligned with those of our long-term shareholders through equity ownership.
Recoupment
We have recoupment (or clawback) provisions in place to provide the right to recover certain payments made to executives or other employees. We may recover all or a portion of paid annual and long-term incentive awards:
•For a period of up to three years from an individual who is an employee at the time the GCN Committee determines there is a miscalculation in a performance metric that results in a materially incorrect overpayment.
•If an individual is terminated for fraud or misconduct.
Further, we may cancel outstanding and unvested LTI grants for individuals who were determined to be engaged in fraud or misconduct and whose actions resulted in, or were reasonably likely to result in, a material adverse impact to the Company, whether operational, financial or reputational.

ESSENTIAL PROXY STATEMENT 2021	45

Compensation Discussion and Analysis
Risk Assessment
Our compensation programs are designed to motivate performance while not promoting behaviors that create undue risk. The GCN Committee considers several risk factors in establishing executive compensation programs, when setting compensation levels and when selecting measures and performance goals for the Company’s variable compensation programs. These factors include:
•Designed to align shareholder, customer and employee interests.
•Performance metrics are clear, easily identifiable and are based on variables that are generally accepted in the market.
•Performance metrics align to our business strategy and different metrics are utilized in the annual and long-term incentive programs.
•Long-term incentives have three-year vesting periods to encourage long-term decision making and value creation.
•Incentive metrics are subject to auditing and internal controls, which apply to performance achievement and reporting of results.
•Payout ranges are understood and capped.
•Performance, structure and target incentive opportunities are comparable to those of our industry or peer companies.
•Stock Ownership Policy that requires executive officers retain a substantial stake in the Company to maintain long-term alignment.
•Recoupment provisions are in place as described above on both annual and long-term incentives.

REPORT OF THE COMPENSATION COMMITTEE
The GCN Committee, in its capacity as the compensation committee of the Board, has reviewed and discussed with management the CD&A in this proxy statement. Based on the review and discussions referred to above, the GCN Committee recommended to the Board that the CD&A be included in the Company’s proxy statement.
Compensation Committee
James Prokopanko, Chair
Patricia Kampling
Christopher Policinski
David Westerlund
Kim Williams

ESSENTIAL PROXY STATEMENT 2021	47

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table summarizes the primary elements of compensation paid or granted to our NEOs. See the CD&A above for a description of our executive compensation program to gain an understanding of the information disclosed in this and the following tables.

Name and Principal Position	Year		Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Ben Fowke Chairman and CEO(7)	2020		1,350,000	—	8,527,534		2,440,874	4,369,635	117,546	16,805,589
	2019		1,350,000	—	7,750,015		2,836,256	4,898,003	64,524	16,898,798
	2018		1,250,000	—	7,125,029		2,883,400	830,215	59,124	12,147,768
Brian Van Abel Executive Vice President, Chief Financial Officer(8)	2020		525,000	—	1,303,287		288,787	388,073	10,264	2,515,411
Robert Frenzel President and Chief Operating Officer(9)	2020		731,250	—	2,200,084		1,004,475	77,244	39,881	4,052,934
	2019		650,000	—	1,560,013		787,849	77,720	28,402	3,103,984
	2018		650,000	—	1,954,029		432,510	54,281	27,111	3,117,931
Brett Carter Executive Vice President, Chief Customer and Innovation Officer	2020		565,000	—	1,070,004		605,364	59,773	24,024	2,324,165
	2019		550,000	250,000	1,260,031		466,649	54,141	24,187	2,605,008
	2018	(10)	325,758	250,000	2,945,720	(11)	434,728	12,633	220,584	4,189,423
Timothy O’Connor Executive Vice President, Chief Generating Officer(12)	2020		600,000	—	1,100,042		602,685	120,453	36,965	2,460,145
Amanda Rome Executive Vice President, General Counsel(13)	2020		416,667	—	1,113,734		234,378	26,327	10,191	1,801,297
Kent Larson Former Executive Vice President and Group President, Operations(14)	2020		262,500	—	1,250,033		—	511,658	1,597,320	3,621,511
	2019		620,000	—	1,250,007		751,487	555,933	42,244	3,219,671
	2018		600,000	—	1,250,040		798,480	48,981	26,846	2,724,347
(1)Amounts in this column reflect base salary earned for the corresponding year regardless of whether any portions were deferred under the 401(k) Savings Plan or otherwise.
(2)Includes cash sign-on bonuses, which were subject to repayment of $250,000 if he had terminated employment for any reason other than a termination without cause, on or prior to May 7, 2020.
(3)Amounts in this column reflect the aggregate grant date fair value of long-term incentive awards. The majority of the amounts in this column do not represent earned or paid compensation, as awards are still subject to performance and/or vesting conditions. The remaining amounts include awards earned under the AIP that the executive officer elected to receive in shares of unrestricted and/or restricted common stock, in lieu of a portion of the cash payment. In each instance, the grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"), excluding the effect of estimated forfeitures, as described below:
•Restricted shares and unrestricted shares granted under the AIP are valued based on the closing price of Xcel Energy’s common stock on the trading date preceding the issuance date; shares are issued following the close of the performance year, and include a premium (5% for unrestricted common stock or 20% for restricted stock) for the election to receive shares of stock in lieu of cash.
•The long-term incentive grants are valued based on the market price of our common stock on the grant date of the award, based on the assumption that target performance will be achieved or the service requirement will be met and the awards and future credited dividend equivalents will vest and will not be forfeited. The aggregate grant date fair value of equity grants is equal to the closing price of Xcel Energy’s common stock, as determined above.

Executive Compensation Tables
The following table presents the grant date fair values included in the column by award type and also includes the grant date fair value of the performance shares granted in 2020 assuming performance is achieved.

	Performance Shares		Restricted Stock Units ($)	Restricted and Unrestricted Shares Granted Under the AIP ($)
Name	Target ($)	Maximum ($)
Ben Fowke	6,822,002	13,644,004	1,705,532	—
Brian Van Abel	799,986	1,599,972	200,075	303,226
Robert Frenzel	1,760,017	3,520,034	440,067	—
Brett Carter	855,978	1,711,956	214,026	—
Timothy O'Connor	879,959	1,759,918	220,083	—
Amanda Rome	679,971	1,359,942	170,088	263,675
Kent Larson	1,000,014	2,000,028	250,019	—
(4)Amounts in this column reflect annual incentive awards earned under our AIP, as more fully described in the Annual Incentive section on page 41. The amounts in this column are part of the AIP earned, regardless of whether any portion was deferred under the Deferred Compensation Plan. These amounts do not include amounts that the executive elected to receive in shares of unrestricted and restricted shares in lieu of a portion of the cash payment. The value of stock received in lieu of the cash payment plus associated premiums are reflected in the Stock Awards column for the respective years.
(5)Amounts in this column reflect the increase in the present value of the executive officer’s benefits under all pension plans established by the Company, using methods that are consistent with those used in our financial statements. The change from the prior year is generally due to (a) the additional years of service earned by the executive officer under the plans, (b) the change in the final average salary from the prior year used to determine plan benefits, (c) the interest earned on accumulated benefits during the year (that is, the decrease in the deferral period until benefits commence as the executive officer approaches retirement) and (d) changes in actuarial assumptions including interest rates.
For Mr. Fowke, the change in pension value for 2020 and 2019 includes approximately $2.4 million and $2.1 million, respectively, resulting from the change in discount and interest rate assumptions.
Our Deferred Compensation Plan does not credit above-market earnings or preferential earnings to amounts deferred, and accordingly, no nonqualified compensation earnings have been reported.
(6)Amounts included in All Other Compensation for 2020 include the Company match under the 401(k) Savings Plan, Company contributions to the nonqualified Deferred Compensation Plan, imputed income on life insurance paid by the Company, amounts related to our executive physical health program, and amounts relating to personal use of corporate aircraft as described below. None of these amounts exceeded $10,000 except the following:

•Contributions to the nonqualified Deferred Compensation Plan as follows: Mr. Fowke $44,250; Mr. Frenzel $19,500; Mr. Carter $12,850; and Mr. O’Connor $14,250. The benefit is available to all qualifying employees of Xcel Energy.
•For Mr. Larson, $1,584,906 for circumstances that triggered a payment under our severance policy.
•For Mr. Fowke, $56,022 for personal aircraft usage.

Executive officers may have the occasional personal use of event tickets when such tickets are not being used for business purposes, for which we have no incremental costs.

Historically our corporate aircraft could not be scheduled for personal use. Executive officers and their families could only use the corporate aircraft for personal travel when the aircraft was already scheduled to fly to the same destination on Company business and therefore there was no incremental cost to the Company for such personal use. In light of the COVID-19 pandemic, including uncertainty and safety concerns involved with commercial travel, the Company encouraged certain executive officers to use corporate aircraft for limited personal use in 2020. The aggregate incremental cost for such use is included as All Other Compensation and primarily consists of fuel costs and engine use costs. Executive officers are responsible for taxes in connection with personal aircraft use, and we do not reimburse executives for those taxes.
(7)Mr. Fowke served as Chairman, President and Chief Operating Officer until March 31, 2020, when he became Chairman and Chief Executive Officer.
(8)Mr. Van Abel was named Executive Vice President, Chief Financial Officer effective March 31, 2020.
(9)Mr. Frenzel served as Executive Vice President, Chief Financial Officer until March 31, 2020, when he became President and Chief Operating Officer.
(10)Mr. Carter was hired effective May 7, 2018.
(11)Represents long-term incentive awards for the performance periods of 2017-2019 and 2018-2020, an initial grant of common stock, a time-based restricted stock unit grant and the value of Annual Incentive elected to be received as shares of common stock as described in footnote 3.
(12)Mr. O’Connor was named Executive Vice President, Chief Generation Officer effective March 31, 2020.
(13)Ms. Rome was named Executive Vice President, General Counsel effective June 1, 2020.
(14)Mr. Larson ceased serving as Executive Vice President and Group President, Operations, effective March 31, 2020 and remained an employee to assist with transition until May 31, 2020. Long-term incentive awards following his separation were prorated based on his last day of service and, for 2020, that prorated value is $173,616.

ESSENTIAL PROXY STATEMENT 2021	49

Executive Compensation Tables
Grants of Plan-Based Awards Table
The following table provides information regarding awards granted during 2020 to the NEOs.

	Grant Date	Date of Approval(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)				All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Ben Fowke	1/2/20	12/10/19				20,505	68,351	(a)	136,702		4,263,736
	1/2/20	12/10/19				12,303	41,011	(b)	82,022		2,558,266
	1/2/20	12/10/19								27,341	1,705,532
			911,250	1,822,500	3,645,000
Brian Van Abel	1/2/20	1/3/20				1,010	3,366	(a)	6,732		209,971
	1/2/20	1/3/20				606	2,020	(b)	4,040		126,008
	1/2/20	1/3/20								1,347	84,026
	3/31/20	2/18/20				1,391	4,636	(a)	9,272		290,028
	3/31/20	2/18/20				834	2,781	(b)	5,562		173,979
	3/31/20	2/18/20								1,855	116,049
						$113,203	$226,406	(c)	$452,813
			107,813	215,625	431,250
Robert Frenzel	1/2/20	12/10/19				4,088	13,626	(a)	27,252		849,990
	1/2/20	12/10/19				2,453	8,176	(b)	16,352		510,019
	1/2/20	12/10/19								5,451	340,033
	3/31/20	2/18/20				1,199	3,996	(a)	7,992		249,990
	3/31/20	2/18/20				719	2,398	(b)	4,796		150,019
	3/31/20	2/18/20								1,599	100,033
			375,000	750,000	1,500,000
Brett Carter	1/2/20	12/10/19				2,573	8,576	(a)	17,152		534,971
	1/2/20	12/10/19				1,544	5,146	(b)	10,292		321,007
	1/2/20	12/10/19								3,431	214,026
			226,000	452,000	904,000
Timothy O’Connor	1/2/20	12/10/19				2,357	7,855	(a)	15,710		489,995
	1/2/20	12/10/19				1,414	4,713	(b)	9,426		293,997
	1/2/20	12/10/19								3,143	196,060
	3/31/20	2/18/20				288	959	(a)	1,918		59,995
	3/31/20	2/18/20				173	575	(b)	1,150		35,972
	3/31/20	2/18/20								384	24,023
			225,000	450,000	900,000
Amanda Rome	1/2/20	1/3/20				505	1,683	(a)	3,366		104,985
	1/2/20	1/3/20				303	1,010	(b)	2,020		63,004
	1/2/20	1/3/20								674	42,044
	6/1/20	5/20/20				1,476	4,921	(a)	9,842		320,013
	6/1/20	5/20/20				886	2,952	(b)	5,904		191,969
	6/1/20	5/20/20								1,969	128,044
						$45,938	$91,875	(c)	$183,750
						$52,500	$105,000	(c)	$210,000
			87,500	175,000	350,000
Kent Larson(6)	1/2/20	12/10/19				3,006	10,019	(a)	20,038		624,985
	1/2/20	12/10/19				1,804	6,012	(b)	12,024		375,029
	1/2/20	12/10/19								4,008	250,019

Executive Compensation Tables
(1)The GCN Committee approved the NEOs long-term incentive awards on December 10, 2019, effective January 2, 2020; on February 18, 2020, effective March 31, 2020; and on May 20, 2020, effective June 1, 2020. The GCN Committee approved the annual incentive program on February 18, 2020, effective as of January 1, 2020, and approved the addition of Ms. Rome as a participant on May 20, 2020.
(2)Amounts show target annual incentive awards pursuant to the AIP. Target annual incentive awards, as a percentage of base salary, were set as follows: 135% for Mr. Fowke, 100% for Mr. Frenzel, 80% for Mr. Carter, 75% for Messrs. Van Abel and O’Connor; and 70% for Ms. Rome. Payouts of annual incentive awards are dependent on the level of achievement of corporate financial and operational goals approved by the GCN Committee, with each individual having the opportunity to earn from 0% to 200% of the target annual incentive award based on the level of achievement of the goals. With approval of the GCN Committee, an executive officer may elect to receive shares of restricted or common stock in lieu of all or a portion of the cash payment for which they were otherwise entitled under the AIP. To the extent an executive officer elected to receive restricted or unrestricted shares in lieu of a cash payment for 2020 under the AIP, the dollar value of the future payout of those equity awards at threshold, target and maximum are disclosed in dollar amounts in the columns under the caption “Estimated Future Payouts Under Equity Incentive Plan Awards.” The values shown include the individual’s elected forms of payment and associated premium and therefore may include a 5% premium (should the participant elect to receive unrestricted common shares) or a 20% premium (should the participant elect to receive restricted shares). The actual payments of the cash component of these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 48.
(3)The amounts show the threshold, target and maximum payouts for grants of performance shares. Performance shares are dependent on the level of achievement of performance conditions approved by the GCN Committee, with each individual having the opportunity to earn from 0% to 200% of the target performance share award based on the level of achievement.
Share amounts in this column reflect long-term incentive stock-based awards to all NEOs, as described further in (a) and (b) below. Dollar amounts in this column also reflect annual incentive awards that the NEO has elected to receive in restricted and/or unrestricted shares of our common stock, as described further in (c) below and footnote 2 above.
(a)performance shares based on a relative TSR with a measurement date of December 31, 2022
(b)performance shares based on reducing carbon emissions with a measurement date of December 31, 2022
(c)dollar value of payouts for 2020 Annual Incentive Program to be received as restricted stock, which has a 20% premium, or common stock, which has a 5% premium, in accordance with an executive officer’s election (see footnote 2)
All share amounts reflected were issued under the Amended and Restated 2015 Omnibus Incentive Plan. Performance share payout values, while based on level of performance, are also determined by the price of our common stock at payout. The lines reflecting dollar values are for the AIP payouts, pursuant to the Amended and Restated 2015 Omnibus Incentive Plan, to be received in restricted and/or unrestricted shares of common stock in accordance with an executive officer’s election (see footnote 2 above). The number of shares to be received for annual incentive award payouts is determined based on the fair market value of our common stock at the time the shares are issued following the close of the performance year. The value of the shares actually issued to each executive officer pursuant to 2020 annual incentive awards is included in the “Stock Awards” column in the Summary Compensation Table. Restricted shares, and dividends credited on such shares, will vest ratably (one-third each year) over a three-year period following issuance.
(4)The amount reflects RSUs issued under the Amended and Restated 2015 Omnibus Incentive Plan that will vest on December 31, 2022.
(5)This column shows the grant date fair value pursuant to FASB ASC Topic 718 for equity awards.
(6)Performance shares and RSUs granted to Mr. Larson will be prorated to reflect his separation of service effective May 31, 2020.

ESSENTIAL PROXY STATEMENT 2021	51

Executive Compensation Tables
Outstanding Equity Awards at Fiscal Year-End Table
The following table provides additional information regarding restricted stock, performance shares and RSUs that were outstanding on December 31, 2020 for the NEOs. Fractional share amounts have been rounded to the nearest whole share.

	Stock Awards			Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Ben Fowke	33,635	(3)	2,242,453	168,178	(4)	11,212,404
	27,862	(5)	1,857,587	100,907	(6)	6,727,498
				139,309	(7)	9,287,729
				83,586	(8)	5,572,692
Brian Van Abel	1,368	(3)	91,180	6,835	(4)	455,690
	1,373	(5)	91,517	4,102	(6)	273,470
	1,878	(5)	125,221	6,860	(7)	457,382
				4,117	(8)	274,483
				9,388	(7)	625,900
				5,632	(8)	375,459
Robert Frenzel	6,770	(3)	451,365	33,853	(4)	2,256,963
	5,555	(5)	370,349	20,312	(6)	1,354,234
	1,619	(5)	107,940	27,772	(7)	1,851,540
	3,402	(9)	226,796	16,664	(8)	1,110,978
	6,773	(10)	451,527	8,092	(7)	539,495
				4,856	(8)	323,751
Brett Carter	4,557	(3)	303,817	22,786	(4)	1,519,153
	3,496	(5)	233,107	13,672	(6)	911,520
				17,479	(7)	1,165,331
				10,488	(8)	699,253
Timothy O’Connor	3,907	(3)	260,494	19,530	(4)	1,302,052
	3,203	(5)	213,540	11,717	(6)	781,203
	389	(5)	25,922	16,010	(7)	1,067,360
				9,606	(8)	640,416
				1,942	(7)	129,473
				1,164	(8)	77,630
Amanda Rome	347	(3)	23,107	1,733	(4)	115,535
	687	(5)	45,792	1,040	(6)	69,321
	1,994	(5)	132,922	3,430	(7)	228,691
				2,059	(8)	137,242
				10,030	(7)	668,680
				6,017	(8)	401,126
				1,771	(11)	118,050
Kent Larson(12)	2,562	(3)	170,812	12,809	(4)	853,962
	567	(5)	37,821	7,686	(6)	512,403
				2,836	(7)	189,085
				1,702	(8)	113,462

Executive Compensation Tables
(1)Values were calculated based on a $66.67 closing price of our common stock, as reported on the Nasdaq on December 31, 2020. Actual performance shares and performance share payout values, while based on level of performance, are also determined by the price of our common stock at payout. Values reflected in the table for performance shares granted in 2019 and 2020 assume maximum level performance.
(2)Amounts reflected exclude performance share awards that have a measurement period that ended on December 31, 2020. The GCN Committee certified payment of these awards on February 16, 2021; the amounts for these awards are included in the amounts in the column titled “Number of Shares Acquired on Vesting” in the Option Exercises and Stock Vested Table on page 54.
(3)Represents RSUs granted for 2019, and credited dividend equivalents, vesting on December 31, 2021.
(4)Represents performance shares granted for 2019, and credited dividend equivalents, based on a relative TSR for the performance period January 1, 2019 to December 31, 2021. The measurement date for the vesting of these awards is December 31, 2021.
(5)Represents RSUs granted for 2020, and credited dividend equivalents, vesting on December 31, 2022.
(6)Represents performance shares granted for 2019, and credited dividend equivalents, based on reducing carbon emissions. The measurement date for the vesting of these awards is December 31, 2021.
(7)Represents performance shares granted for 2020, and credited dividend equivalents, based on a relative TSR for the performance period January 1, 2020 to December 31, 2022. The measurement date for the vesting of these awards is December 31, 2022.
(8)Represents performance shares granted for 2020, and credited dividend equivalents, based on reducing carbon emissions. The measurement date for the vesting of these awards is December 31, 2022.
(9)Represents restricted stock, and credited dividends, that the executive officer elected to receive in lieu of cash compensation for annual incentive awards granted in 2018 for which he was otherwise entitled under the AIP. The restrictions lapsed on March 1, 2021.
(10)Represents restricted stock, and credited dividends, that the executive officer elected to receive in lieu of cash compensation for annual incentive awards granted in 2019 for which he was otherwise entitled under the AIP. Two-thirds of the restrictions have lapsed, and the remaining one-third of the restrictions will lapse on March 1, 2022 or the next available trading day if the designated date is not a trading day.
(11)Represent restricted stock units with a performance adjustment granted for 2019, and credited dividend equivalents, with the performance adjustment, up to 120%, based on relative TSR for the performance period January 1, 2019 to December 31, 2021. The measurement date for the vesting of this award is December 31, 2021.
(12)Long-term incentive grant values reflected in this table are prorated to reflect Mr. Larson’s separation from service effective May 31, 2020.

ESSENTIAL PROXY STATEMENT 2021	53

Executive Compensation Tables
Option Exercises and Stock Vested Table
The following table discloses on a grant-by-grant basis the stock or similar awards that vested in 2020. Pursuant to the Stock Ownership Policy, each executive is required to hold the net shares acquired until their stock ownership requirement is met. Fractional share amounts have been rounded to the nearest whole share.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(2)
Ben Fowke	162,052	(3)	9,972,691	(4)
	97,230	(5)	5,983,561	(4)
	32,411	(6)	1,994,565	(4)
Brian Van Abel	1,133	(7)	74,131	(8)
	6,936	(3)	426,855	(4)
	4,161	(5)	256,088	(4)
	1,387	(6)	85,384	(4)
Robert Frenzel	9,409	(9)	586,378	(10)
	32,637	(3)	2,008,484	(4)
	19,582	(5)	1,205,064	(4)
	6,529	(6)	401,777	(4)
Brett Carter	23,244	(3)	1,430,465	(4)
	13,947	(5)	858,306	(4)
	4,650	(6)	286,146	(4)
Timothy O’Connor	583	(9)	36,339	(10)
	19,901	(3)	1,224,738	(4)
	11,940	(5)	734,762	(4)
	3,981	(6)	244,988	(4)
Amanda Rome	1,505	(11)	92,634	(4)
Kent Larson(12)	22,903	(3)	1,409,435	(4)
	13,742	(5)	845,683	(4)
	4,580	(6)	281,876	(4)
(1)We have not granted stock options since 2001, and there are no outstanding options. As such, the columns relating to option exercises have been omitted.
(2)Amounts reflected include performance share awards that had performance periods that ended on December 31, 2020 and RSUs that vested on December 31, 2020. The GCN Committee certified the achievement of the applicable performance measures on February 16, 2021.
(3)Reflects vesting of performance shares granted for the performance period of January 1, 2018 to December 31, 2020 and associated dividend equivalent performance shares based on achievement of TSR relative to our peer group. The number of performance shares includes credited dividend equivalents associated with the January 20, 2021 dividend as the record date for these dividend equivalents, December 23, 2020, was prior to settlement. Upon settlement, each NEO received the performance share award per their election. Messrs. Fowke and Larson elected 100% paid as cash; Messrs. Van Abel, Frenzel and Carter elected 50% as common stock and 50% as cash and Mr. O’Connor elected 25% as common stock and 75% as cash, all subject to plan limits, unless otherwise elected to be deferred under the Deferred Compensation Plan. Refer to the Nonqualified Deferred Compensation table, footnote 1, for specific values deferred.
(4)Value is based on the closing market price of our common stock on February 12, 2021, or $61.54, the preceding trading date prior to the GCN Committee certification.
(5)Reflects vesting of performance shares granted for the performance period of January 1, 2018 to December 31, 2020 and associated dividend equivalent units based on achievement of defined reduction of carbon dioxide emissions. The number of performance shares includes credited dividend equivalents associated with the January 20, 2021 dividend as the record date for these dividend equivalents, December 23, 2020, was prior to settlement. Upon settlement, each officer received 100% of the performance share award in shares of our common stock, unless otherwise elected to be deferred under the Deferred Compensation Plan. Refer to the Nonqualified Deferred Compensation table, footnote 1, for specific values deferred.
(6)Reflects vesting of service-based RSUs granted for the period of January 1, 2018 to December 31, 2020 and associated dividend equivalent units based on active employment at the time of vesting. The number of units includes credited dividend equivalents associated with the January 20, 2021 dividend as the record date for these dividend equivalents, December 23, 2020, was prior to settlement. Upon settlement, each officer received 100% of the RSUs in shares of common stock.
(7)Reflects vesting of time-based RSUs granted for retention reasons, plus associated reinvested dividend equivalents. The number of units includes credited dividend equivalents associated with the January 20, 2021 dividend as the record date for these dividend equivalents, December 23, 2020, was prior to settlement. Upon settlement, Mr. Van Abel received 100% of the RSUs in shares of common stock.
(8)Value is based on the closing market price of our common stock on January 20, 2021, or $65.43.
(9)Reflects vesting of restricted stock elected in lieu of cash compensation under the AIP plus associated stock acquired with reinvested dividends.
(10)Value is based on the closing market price of our common stock on February 28, 2020, or $62.32, the date prior to the restriction lapse date.
(11)Reflects vesting of RSUs granted in 2018 and associated dividend equivalent units based on active employment at the time of vesting. The number of units includes a performance adjustment based on achievement of TSR relative to our peer group for the performance period of January 1, 2018 to December 21, 2020 and credited dividend equivalents associated with the January 20, 2021 dividend as the record date for these dividend equivalents, December 23, 2020, was prior to settlement. Upon settlement, Ms. Rome received 100% of the RSUs in shares of common stock.
(12)Performance shares and RSUs granted to Mr. Larson were prorated to reflect his separation from service effective May 31, 2020.

Executive Compensation Tables
Pension Benefits
We maintain two defined benefit plans in which the NEOs participate, and one additional defined benefit plan in which one NEO participated in 2020.
•The Xcel Energy Pension Plan (referred to as the “Pension Plan”) provides funded, tax-qualified benefits that are subject to compensation and benefit limits under the Internal Revenue Code.
•The Xcel Energy Inc. Nonqualified Pension Plan (referred to as the “Nonqualified Pension Plan”) provides unfunded, nonqualified benefits for compensation that is above the required limits of the Xcel Energy Pension Plan.
•The Xcel Energy Inc. SERP provides unfunded, nonqualified benefits that are offset by benefits under the Xcel Energy Pension Plan and the Nonqualified Pension Plan. Participation in the SERP is closed to new participants.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ben Fowke	Pension Plan	24	2,738,061	—
	Nonqualified Pension Plan	24	6,111,557	—
	SERP	24	24,100,952	—
Brian Van Abel	Pension Plan	11	520,457	—
	Nonqualified Pension Plan	11	565,920	—
Robert Frenzel	Pension Plan	5	63,793	—
	Nonqualified Pension Plan	5	211,888	—
Brett Carter	Pension Plan	3	39,356	—
	Nonqualified Pension Plan	3	87,191	—
Timothy O'Connor	Pension Plan	13	1,203,064	—
	Nonqualified Pension Plan	13	352,365	—
Amanda Rome	Pension Plan	6	58,417	—
	Nonqualified Pension Plan	6	13,571	—
Kent Larson	Pension Plan	38	—	2,760,212
	Nonqualified Pension Plan	38	—	2,283,309
Present Value of Accumulated Benefits
The Present Value of Accumulated Benefit is the present value of the annual pension benefit earned as of December 31, 2020 that would be payable under each plan for the NEOs beginning at normal retirement age, or the earliest time at which the NEO may retire without a benefit reduction. Certain assumptions regarding interest rates and mortality were used to determine the present value of the benefit. Those assumptions are consistent with those used in Note 11, Benefit Plans and Other Postretirement Benefits, to Xcel Energy’s Consolidated Financial Statement, included as part of Xcel Energy’s 2020 Annual Report on Form 10-K, including use of updated discount rate assumptions. Specifically, the discount rate for qualified pension benefits was changed from 3.48% for 2019 to 2.65% for 2020. Nonqualified pension benefits and SERP discount rates were changed from 3.33% for 2019 to 2.47% for 2020.
Normal retirement age for this purpose is defined by the various plans in which the NEOs participate. The Present Value of Accumulated Benefit is determined for each plan assuming benefits commence at the age described below:
•Xcel Energy Pension Plan. Benefits are calculated assuming the normal retirement age is 65.
•Nonqualified Pension Plan. Benefits are calculated assuming normal retirement age is 65.
•SERP. Benefits are calculated assuming the normal retirement age is 62.
The following narrative provides detailed information about the retirement benefits available to the NEOs.
Xcel Energy Pension Plan
The NEOs participate in either the Pension Equity or the Cash Balance formula under the Xcel Energy Pension Plan:
Benefits provided under the Xcel Energy Pension Plan are based on compensation up to the compensation limit under Section 401(a)(17) of the Internal Revenue Code ($285,000 in 2020). In addition, benefits provided under the Xcel Energy Pension Plan may not exceed a benefit limit under Section 415(b) of the Internal Revenue Code ($230,000 payable as a single life annuity beginning at normal retirement age in 2020).
Benefits are payable under the normal form of benefit (a qualified joint and 50% survivor annuity for a married participant) or one of the optional forms of payment elected by the participant, including a lump sum. Benefits under the Xcel Energy Pension Plan are funded and payable from the assets held in an irrevocable tax-exempt trust.

ESSENTIAL PROXY STATEMENT 2021	55

Executive Compensation Tables
Pension Equity Benefit Formula
There are three general benefit components payable under the Pension Equity benefit: the basic benefit, the Retirement Spending Account and the Social Security Supplement.
The basic Pension Equity benefit is determined as follows:
•Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, which is the actuarial equivalent of the participant’s Pension Equity Plan (“PEP”) balance. The PEP balance is equal to 10% of the participant’s highest average pay (expressed on a monthly basis) times years of credited service times twelve (12).
•Highest average pay is equal to the highest average monthly rate of base pay plus annual incentive pay during any 48 consecutive months of covered employment. Base pay is regular, straight-time earnings, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and, effective January 1, 2002, the Deferred Compensation Plan. Mr. Fowke is eligible for retirement under the Xcel Energy Pension Plan at the benefit level described here.
If a participant terminates employment before age 65 but after completing three years of vesting service, the benefit is calculated as described above, but based on service and highest average pay at termination.
Retirement Spending Account
The Retirement Spending Account annual benefit is available for PEP participants, and is expressed as a monthly benefit, payable as a single life annuity that is the actuarial equivalent of the Retirement Spending Account balance. The Retirement Spending Account balance is the accumulated value at retirement of the initial account balance, annual credits and annual interest credits.
•Initial account balance equal to $1,400 times all years of service as of December 31, 2002, for former New Century Energy participants and December 31, 1998 for former Northern States Power Company participants. For all other participants, the initial account balance is zero.
•Annual credits equal to $1,400.
•Interest credits based on one-year treasury constant maturities plus 1% from the prior November.
Effective for plan years beginning after December 31, 2017, the Company eliminated future Retirement Spending Account credits for all eligible non-bargaining participants, including the NEOs.
Social Security Supplement
The Social Security Supplement is a supplement available for PEP participants who satisfy one of the early retirement eligibility conditions below that is paid from the participant’s retirement date to their Social Security normal retirement age. The monthly supplement is equal to $50 times the number of years of service (limited to 20 years). Participants are eligible for the Social Security Supplement if they satisfy one or more of the retirement eligibility conditions as of December 31, 2022: (1) age 57 with 20 years of vesting service, (2) age 55 and the sum of age and credited service is greater than or equal to 90, (3) age 65 with one year of service or (4) 40 years of credited service.
Effective for plan years beginning after December 31, 2017, the Company eliminated the Social Security Supplement benefit for all non-bargaining employees including NEOs, except those who meet retirement eligibility or are within five years of retirement eligibility on December 31, 2017.
Cash Balance Formula
The Cash Balance formula benefit is determined as follows:
•Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, which is the actuarial equivalent of the participant’s Cash Balance account balance. The Cash Balance account balance is equal to an annual pay credit of 5% of base salary and annual incentive pay plus an annual interest credit.
•Annual interest credits are based on 30-year rate for U.S. Treasuries from the prior November.
Nonqualified Pension Plan
The Nonqualified Pension Plan replaces the benefit that would have been payable through the Xcel Energy Pension Plan if not for the limits imposed by Internal Revenue Code sections 401(a)(17) and 415(b). All active participants must receive their Nonqualified Pension Plan benefit as a lump sum.
Generally, a participant’s years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the Nonqualified Pension Plan for all our NEOs are based only on their period of service while employed by the Company and its predecessors.

Executive Compensation Tables
The Nonqualified Pension Plan is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the Nonqualified Pension Plan are general creditors of the Company with respect to the payment of their Nonqualified Pension Plan benefits. The executive officer’s accrued benefit under the Nonqualified Pension Plan cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan, other than through a qualified domestic relations order.
Supplemental Executive Retirement Plan
In 2008, the Board closed the SERP to additional participants. The SERP provides a target percentage of final average compensation based on years of service, offset by the benefits received from the Xcel Energy Pension Plan and the Nonqualified Pension Plan. Final average compensation for the SERP is defined as the average of the highest three calendar years of compensation during the five calendar year period immediately preceding the calendar year in which the participant retires or terminates employment. Compensation is defined as the participant’s base pay plus any annual incentive earned for that year, regardless of whether such annual incentive is paid in that year or in the next year under our regular annual incentive plans.
The SERP benefit, defined as a 20-year certain annuity, accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of final average compensation minus (b) any other qualified or nonqualified benefits. The Retirement Spending Account and Social Security Supplement are not included in the offset. The SERP benefit is payable as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year certain annuity. Benefits generally are payable at age 62, or as early as age 55, but would be reduced 5% for each year that the benefit commencement date precedes age 62.
Generally, a participant’s years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the SERP for the NEO is based only on his period of service while employed by the Company and its predecessors.
The Company established an irrevocable grantor trust to hold assets from which to fund benefit payments under the SERP when they become due. The executive’s accrued benefit under the SERP cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan, other than through a qualified domestic relations order. The SERP is a discretionary plan and the NEO who participates in the SERP was selected for participation by recommendation and approval of the GCN Committee.
Nonqualified Deferred Compensation
The following table shows the amounts deferred by the NEOs and our matching contributions during 2020.

Name	Executive Contributions in 2020 ($)(1)	Registrant Contributions in 2020 ($)(2)	Aggregate Earnings in 2020 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Dec. 31, 2020 ($)(3)
Ben Fowke	94,500	44,250	790,763	—	8,064,728
Brian Van Abel	—	—	—	—	—
Robert Frenzel	43,875	19,500	17,295	—	203,247
Brett Carter	141,250	12,850	100,797	—	1,839,305
Timothy O'Connor(4)	1,357,459	14,250	1,055,467	6,491	12,203,122
Amanda Rome	—	—	—	—	—
Kent Larson	13,125	750	422,087	—	4,704,438
(1)Deferrals into the deferred compensation plan were made from compensation earned in 2020 and are reported in the column titled “Salary” in the Summary Compensation Table on page 48 for 2020, with the exception of annual incentive and long-term incentive amounts earned in 2020 but paid out and deferred in 2021. These amounts are as follows:

Name	Base Salary ($)	Annual Incentive Payout ($)	Long-Term Incentive Payout ($)
Ben Fowke	94,500	—	—
Brian Van Abel	—	—	—
Robert Frenzel	43,875	—	—
Brett Carter	141,250	—	—
Timothy O'Connor	42,000	—	1,315,459
Amanda Rome	—	—	—
Kent Larson	13,125	—	—
(2)Amounts shown reflect our matching contributions (above applicable Internal Revenue Code limits) into our deferred compensation plan during 2020 and are included in “All Other Compensation” in the Summary Compensation Table. These amounts are described in footnote 6 to the Summary Compensation Table on page 49.
(3)Of the amounts shown, the following were included in the column titled “Salary” in the Summary Compensation Table for 2018 and 2019: Mr. Fowke: $182,000; Mr. Frenzel: $84,500; Mr. Carter: $123,542; and Mr. Larson: $61,000.
(4)The Aggregate Earnings, Aggregate Withdrawals/Distributions and Aggregate Balance columns include $4,724, $6,491 and $55,515, respectively, attributable to the Nuclear Management Company, LLC Executive Deferred Compensation Plan of our former subsidiary which was closed to new participants and contributions in 2008 and which has two employee participants.

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Executive Compensation Tables
Deferred Compensation Plan
On an annual basis, eligible executives and key employees may elect to defer up to 75% of base salary, up to 100% of the annual incentive payable in the following calendar year, and up to 100% of vested long-term incentive awards of performance shares and certain RSUs into the Deferred Compensation Plan. For 2020, the Company matched 50% of base pay deferrals (up to 8% deferred), netting to a maximum 4%, for eligible matching contributions for eligible executives whose matching contributions into the Company’s 401(k) Savings Plan are restricted by Internal Revenue Code imposed limits. The Company matching contributions are credited to investment fund(s) selected by each NEO. The Company may also make discretionary contributions to accounts of certain participants but did not do so for any NEO in 2020.
The Company established irrevocable trusts to provide a secure source of funds to assist in meeting our deferred compensation obligations. We may make contributions to the trusts from time to time in amounts determined sufficient to pay benefits when due to participants under this Plan. Notwithstanding the trusts, this Plan is nonqualified and amounts on deposit in the trust are subject to the claims of the Company’s general creditors.
Investment Funds
The investment fund options under the Deferred Compensation Plan consist of those options available to all employees under the 401(k) Savings Plan, including the Xcel Energy Stock Fund, except that the brokerage account option is not available under the Deferred Compensation Plan. As under the 401(k) Savings Plan, participants may change their assumed investment funds on a daily basis. Deferred amounts from certain long-term incentive awards must remain invested in the Xcel Energy Stock Fund for a minimum of six months.
Distribution Options
For the Deferred Compensation Plan, the executive’s account is payable on the earlier of a specific year or the executive’s separation from service or death and will be paid in a lump sum or in ten annual installments as elected by the executive or, if no election is made, in a lump sum.
•If a specific year is elected, and is earlier than separation from service, a lump sum distribution will be made around January 31st of the elected year.
•Distributions based on separation from service will be made (or will begin) around the next January 31st or July 31st that first follows the sixth-month anniversary of the executive’s separation from service.
•In the event of the executive’s death, payment to the executive’s beneficiary will be made in a lump sum unless the executive was already receiving installment payments. In that case, the installment payments will continue to be paid to the executive’s beneficiary.
•The executive can receive a distribution in the event of an extreme financial hardship that cannot be satisfied by any other means.
Potential Payments upon Termination or Change in Control
We provide severance benefits to our NEOs under the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the “Severance Policy”). As discussed above, the Severance Policy provides a market-competitive severance benefit and provides a retention tool in the event the Company were to undergo a change in control. Each of our current NEOs is a participant in the Severance Policy. Additional participants may be named by the Board or the GCN Committee from time to time.
Under the Severance Policy, a participant whose employment is terminated will receive severance benefits unless:
•The employer terminated the participant for cause, which for this purpose includes termination for (i) the willful and continued failure of a participant to perform substantially his or her duties, after a written demand for substantial performance, or (ii) the willful engagement by a participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company;
•Termination was because of the participant’s death, disability or retirement;
•The participant’s division, subsidiary or business unit was sold and the buyer agreed to continue the participant’s employment with specified protections for the participant; or
•The participant terminated voluntarily.
The severance benefits under the Severance Policy include the following payments:
•A lump sum cash payment equal to the participant’s annual base salary and target annual incentive award;
•Prorated target annual incentive compensation for the year of termination paid in a lump sum;
•A lump sum cash payment of $30,000 for outplacement services;
•A lump sum cash payment equal to the value of the additional amounts that would have been credited to or paid on behalf of the participant under pension and retirement savings plans if the participant had remained employed for one additional year; and
•Continued medical, dental and life insurance benefits for one additional year.

Executive Compensation Tables
If the participant is terminated (including a voluntary termination following a diminution in salary, benefits or responsibilities) within two years following a change in control, the participant will receive benefits under the Severance Policy similar to the severance benefits described above, except as follows:
•The cash payment of the participant’s annual base salary and target annual incentive award will be increased by a severance multiplier up to three times, depending upon the participant’s tier;
•The cash payment for the value of additional retirement savings and pension credits will be up to three years, depending upon the participant’s tier; and
•Medical, dental and life insurance benefits will be continued for up to three years, depending upon the participant’s tier.
In addition, a subset of the participants entitled to enhanced benefits upon a change in control will be entitled to receive an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the Severance Policy. This section of the Severance Policy was modified in October 2011 to eliminate the gross-up feature for new participants in the policy and for current participants whose benefit levels change after such date.
For these purposes, a change of control generally means (i) any acquisition of 20% or more of either our common stock or combined voting power (subject to limited exceptions for acquisitions directly from us, acquisitions by us or one of our employee benefit plans, or acquisitions pursuant to specified business combinations in which (a) our shareholders will own more than 60% of the shares of the resulting corporation, (b) no one person will own 20% or more of the shares of the resulting corporation and (c) a majority of the board of the resulting corporation will be our incumbent directors), (ii) directors of the Company as of the date of the Severance Policy and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute a majority of the Board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a “business combination”) (except those business combinations that satisfy clauses (a), (b) and (c) above) or (iv) shareholder approval of a complete liquidation or dissolution of the Company.
In addition, pursuant to the terms of our incentive compensation plans, upon a change in control, all unvested shares of restricted stock and unvested RSUs will vest immediately, and all performance shares will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels.
The amounts payable in cash for each of the NEOs relating to the performance shares and RSUs are included in the “Equity compensation” row of the “Termination upon Change in Control” column in the table of Aggregate Termination Payments below. Additionally, restrictions would lapse on the following shares of restricted stock: Robert Frenzel, 10,175 shares with a value of $678,323.
To receive the benefits under the Severance Policy, the participant must also sign an agreement releasing all claims against the employer and its affiliates and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers for one year.
Disability Benefits
All disability benefits for NEOs and all of our active employees are provided through an insured arrangement with a third-party administrator/ insurer. Each of the NEOs is eligible for a disability benefit in the event of a total and permanent disability. This disability benefit is generally available to all employees of the Company.
For participants in the long-term disability benefit, the monthly disability benefit payable is equal to 60% of the participant’s basic monthly earnings, limited to a maximum $25,000 monthly benefit. This monthly benefit would be payable until normal retirement age, or for those participants becoming disabled after age 63, for a specific period of time.
Retirement Benefits
Upon retirement, the executive officers will be entitled to receive the retirement benefits described above under the caption “Pension Benefits” on pages 55 to 57 and the nonqualified deferred compensation described under the caption “Nonqualified Deferred Compensation” on pages 57 to 58.

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Executive Compensation Tables
Outstanding Equity Compensation Awards
As discussed above, pursuant to the terms of our incentive compensation plans, in the event there is a change in control, all stock-based awards, such as restricted stock, will vest immediately and any awards that may be settled in cash or stock, such as performance shares and RSUs, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels.
The treatment of other unvested stock-based awards and awards that may be settled in cash or stock in situations other than a change in control, is as follows:

Award	Audience	Voluntary Termination	Involuntary Termination With Cause	Involuntary Termination Without Cause	Retirement	Death or Disability
Performance Shares (Long-Term Plan)	For NEOs who do not meet age and service requirements	Forfeited	Forfeited	Forfeited	Forfeited	Restrictions lapse
	For NEOs who are at least age 55 with 10 years of continuous service	Prorated until date of separation, with actual payment dependent upon the achievement of performance goals		Prorated until date of separation, with actual payment dependent upon the achievement of performance goals	Prorated until date of retirement, with actual payment dependent upon the achievement of performance goals
Restricted Stock Units (RSUs) (Long-Term Plan)	For NEOs who do not meet age and service requirements	Forfeited	Forfeited	Forfeited	Forfeited	Restrictions lapse
	For NEOs who are at least age 55 with 10 years of continuous service	Prorated until date of separation		Prorated until date of separation	Prorated until date of retirement
Restricted Stock (AIP)	All awards	Forfeited	Forfeited	Forfeited	Forfeited	Restrictions lapse

Executive Compensation Tables
Aggregate Termination Payments
This section explains those payments and benefits that are accelerated in various termination of employment scenarios.
For purposes of preparing this table, we have assumed that (i) the NEOs were terminated on December 31, 2020, and (ii) that the price of our common stock was $66.67 (the closing price on December 31, 2020).

Name	Termination upon Change in Control(1) ($)		Voluntary Termination/ Retirement ($)		Involuntary Termination with Cause ($)	Involuntary Termination without Cause ($)		Death ($)
Ben Fowke
Severance payments	9,517,500		—		—	3,172,500		—
Retirement/Pension(2)	—		—		—	—		—
Benefits(3)	242,986		—		—	100,995		—
Equity compensation	20,500,201	(4)	10,570,868	(5)	—	10,570,868	(5)	20,500,201	(5)
Conditional tax gross-up	—	(6)	—		—	—		—
Total	30,260,687		10,570,868		—	13,844,363		20,500,201
Brian Van Abel
Severance payments	3,018,750		—		—	1,006,250		—
Retirement/Pension(2)	955,709		27,694		27,694	408,635		27,694
Benefits(3)	82,790		—		—	47,597		—
Equity compensation	1,539,110	(4)	—		—	—		1,539,110	(5)
Total	5,596,359		27,694		27,694	1,462,482		1,566,804
Robert Frenzel
Severance payments	4,500,000		—		—	1,500,000		—
Retirement/Pension(2)	296,881		31,881		31,881	126,617		31,881
Benefits(3)	189,357		—		—	83,119		—
Equity compensation	5,326,457	(4)	—		—	—		5,326,457	(5)
Total	10,312,695		31,881		31,881	1,709,736		5,358,338
Brett Carter
Severance payments	3,051,000		—		—	1,017,000		—
Retirement/Pension(2)	183,994		10,339		10,339	71,978		10,339
Benefits(3)	166,362		—		—	75,454		—
Equity compensation	2,684,552	(4)	—		—	—		2,684,552	(5)
Total	6,085,908		10,339		10,339	1,164,432		2,694,891
Timothy O’Connor
Severance payments	3,150,000		—		—	1,050,000		—
Retirement/Pension(2)	297,451		—		—	76,931		—
Benefits(3)	170,709		—		—	76,903		—
Equity compensation	2,499,022	(4)	1,267,048	(5)	—	1,267,048	(5)	2,499,022	(5)
Total	6,117,182		1,267,048		—	2,470,882		2,499,022
Amanda Rome
Severance payments	2,550,000		—		—	850,000		—
Retirement/Pension(2)	159,467		16,625		16,625	67,084		16,625
Benefits(3)	126,669		—		—	62,223		—
Equity compensation	1,110,493	(4)	—		—	—	(5)	1,110,493	(5)
Total	3,946,629		16,625		16,625	979,307		1,127,118
Kent Larson(7)
Severance payments	—		—		—	1,342,504		—
Retirement/Pension	—		—		—	169,506		—
Benefits	—		—		—	72,896		—
Equity compensation	—		—		—	—		—
Total	—		—		—	1,584,906		—
(1)Amounts in this column relate to amounts payable if a change in control, as defined in the Severance Policy, occurs and the executive officer is terminated within two years of such event.
(2)Represents the actuarial present value of pension benefits that would be received upon a specified termination event over and above those included in the Pension Benefits Table on page 55, which the executive officers also would be entitled to receive, except upon death, in which case the SERP benefit, for the CEO, would be reduced by 50%. The amounts shown in the Pension Benefits Table are based on prescribed assumptions for age at payment, interest rate and mortality. In the event of immediate termination of employment, benefits would be calculated using actual assumptions set forth in the pension plan documents, which differ from the prescribed assumptions used for purposes of calculating the actuarial present value of accumulated benefits for the Pension Benefits Table. In addition, the retirement benefits payable subsequent to specific events (for example, a change in control) will be modified as described above. The retirement amounts shown in this section represent

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Executive Compensation Tables
the increase, if any, in the present value of pension benefits due to the difference in assumptions for age at payment, interest rates and mortality. These amounts also reflect the increase due to changes in benefit level required for the specific termination event identified in the table.
(3)Included in the amounts reported under “Benefits” for all NEOs is $30,000 for outplacement services. Amounts also include the dollar value of continued medical, dental and life insurance benefits for three additional years in the event of a termination upon change in control or one additional year in the event of an involuntary termination without cause as set forth below. For these purposes we have assumed that health care costs will increase at the rate of 6.13% per year.

	Ben Fowke ($)	Brian Van Abel ($)	Robert Frenzel ($)	Brett Carter ($)	Timothy O’Connor ($)	Amanda Rome ($)
3 Years	50,985	23,541	69,357	68,562	68,709	67,419
1 Year	16,995	7,847	23,119	22,854	22,903	22,473
Amounts in this row also include the dollar value of the additional matching contributions to the qualified and nonqualified Deferred Compensation Plan for three additional years in the event of a termination upon change in control or one additional year in the event of an Involuntary Termination without Cause as set forth below:

	Ben Fowke ($)	Brian Van Abel ($)	Robert Frenzel ($)	Brett Carter ($)	Timothy O’Connor ($)	Amanda Rome ($)
3 Years	162,000	29,250	90,000	67,800	72,000	29,250
1 Year	54,000	9,750	30,000	22,600	24,000	9,750
(4)Represents the value of the RSUs and dollar value of all performance shares that will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels. This amount includes the value of restricted stock for which restrictions would lapse, which values are set forth on pages 58 to 59.
(5)Represents the value of the RSUs and dollar value of all performance shares that will vest and be paid out in cash, shares or a combination thereof as if the applicable performance goals had been obtained at target levels. This amount also includes restricted stock for which restrictions would lapse as described in the Outstanding Equity Awards at Fiscal Year-End Table.
(6)The benefit is less than the 280G limit. As a result, there is not an excise tax or associated gross-up.
(7)Mr. Larson separated from service effective May 31, 2020 after assisting with the transition under circumstances that trigger payments under our severance policy. In addition, Mr. Larson became entitled to receive retirement benefits disclosed in the Pension Benefits Table on page 55 and the deferred compensation disclosed in the Nonqualified Deferred Compensation Table on page 57. Mr. Larson’s outstanding and vested performance shares and RSUs were prorated through May 31, 2020 as disclosed in the Outstanding Equity Awards at Fiscal Year-End table on page 52, with actual payment dependent upon the achievement of performance goals, as applicable.
This section does not cover all amounts the NEOs will receive following termination as they are also entitled to receive:
•their vested balances under pension and deferred compensation plans, as disclosed previously, under all employment termination scenarios;
•the payments of long-term incentive awards, as described in the table on page 61; and
•annual incentive awards at target, in the event of a change in control, or at actual performance levels for all events other than termination with cause, as disclosed in the Grants of Plan-Based Awards Table on page 50.
Securities Authorized for Issuance under Equity
Compensation Plans

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	6,041,562	n/a	3,976,670
Equity compensation plans not approved by security holders	n/a	n/a	—	(2)
(1)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Xcel Energy Inc. 2015 Omnibus Incentive Plan	5,652,581	(3)	n/a	3,976,670	(4)
SEP	388,981		n/a	—	(5)
(2)The Xcel Energy Director Stock Equivalent Program for Non-Employee Directors (the “SEP”), as amended and restated, was first approved by shareholders at our 2004 Annual Meeting. For awards made prior to this shareholder approval, the number of shares of the Company’s common stock to be used for distribution under this SEP are purchased on the open market.
(3)Includes performance shares, RSUs, stock equivalent units and associated reinvested dividend equivalents. For performance shares and certain RSUs and associated dividend equivalent units, the actual number of securities to be paid out depends upon the level of achievement of the applicable performance goal. Awards may be paid out in cash, stock or a combination thereof. Amounts reflected in this table assume payout in shares at 200% for performance shares and 120% for certain RSUs. Performance shares and a portion of the award for certain RSUs are subject to forfeiture if the threshold performance level is not achieved.
(4)Awards can take the form of stock options, stock appreciation rights, restricted stock, bonus stock, performance units, performance shares, RSUs or stock equivalent units.
(5)The Xcel Energy SEP, as amended and restated, first approved by shareholders in 2004, was replaced by the 2015 Omnibus Incentive Plan, approved by shareholders at the 2015 Annual Meeting. The 1,172,533 shares that remain available under the Xcel Energy SEP will only be used to settle outstanding awards previously granted, which will continue to earn additional dividend equivalents. No additional awards will be made under the Xcel Energy SEP.

CEO PAY RATIO
For 2020, the annual total compensation for our CEO was $16,805,589, as reflected in the Summary Compensation Table, and our Company’s median employee annual total compensation was $120,597. This comparison results in a CEO Pay Ratio of 139:1.

This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934, and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

As permitted under SEC guidance, to determine our median employee we used a definition that was based on actual W-2 taxable income for the 2020 calendar year for those who were employed on December 1, 2020. Taxable income was selected because it is inclusive of all forms of compensation paid to an employee such as overtime and allowances per union contracts, and we believe it is an appropriate representation of pay. We selected an individual at the median of our employee population and then determined that individual’s total compensation in the same manner that we determine the total compensation of our CEO for purposes of the Summary Compensation Table.

ESSENTIAL PROXY STATEMENT 2021	63

DIRECTOR COMPENSATION
The GCN Committee has authority to develop and recommend compensation policies and programs for directors. The committee retained Meridian as its independent compensation consultant to advise when setting director compensation to ensure it is market based, aligned with shareholder interests and consistent with our compensation principles. As part of its review in 2020 and based on market information presented by Meridian, the GCN Committee recommended and the Board determined to maintain current compensation levels. Additional information regarding Meridian is included on page 16.
Only non-employee directors are compensated for their Board service. In 2020, the annual pay was:
•Annual Retainer: $105,000
•Lead Independent Director: $30,000
•Audit Committee Chair: $15,000
•Audit Committee Members (including Chair): $10,000
•Finance Committee Chair: $15,000
•GCN Committee Chair: $20,000
•ONES Committee Chair: $20,000
Directors receive 25% of the applicable annual pay each quarter (pro-rated for partial service during the quarter). Directors may elect to defer all or a portion of their cash retainer into stock equivalent units (see “Stock Program” below). We do not offer retirement benefits to our directors.
Annual Equity Grant
Directors elected at the 2020 annual shareholders meeting each received a grant of 2,484 shares of common stock or stock equivalent units representing approximately $150,000 in value, on the first business day following the 2020 annual shareholders meeting. Stock equivalent units are payable upon the director’s death, disability or termination of service. Terms of the stock equivalent units are discussed below under “Stock Program.”
Stock Program
Our director compensation program aligns director and shareholder interests, and our Stock Program is designed to further that principle. Directors can elect to receive their annual equity grant in shares of common stock and/or stock equivalent units. Each stock equivalent unit has a value equal to one share of our common stock. Stock equivalent units cannot be voted by a director and are only payable as a distribution of whole shares of our common stock upon a director’s termination of service, disability or death. The stock equivalent units fluctuate in value with the value of our common stock. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on our common stock. Directors can elect to receive payouts from the Stock Program either in January of the year following their separation from service or within 90 days of such event.
Directors are also able to defer compensation into stock equivalent units under our Stock Program until after retirement from the Board or separation from service as a director. Directors who elect to defer cash compensation into stock equivalent units receive a premium of 20% of the compensation that was deferred.

Director Compensation
Director Compensation Table
The compensation each non-employee director received in 2020, including deferred amounts, is shown in the table below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Lynn Casey	—	276,000	276,000
Richard Davis (3)	49,107	—	49,107
Netha Johnson	87,792	183,105	270,897
Patricia Kampling(4)	—	159,868	159,868
George Kehl	96,153	183,106	279,259
Richard O’Brien	—	306,000	306,000
David Owens	105,000	150,000	255,000
Charles Pardee(5)	—	207,608	207,608
Christopher Policinski	—	312,000	312,000
James Prokopanko	117,143	150,000	267,143
A. Patricia Sampson(6)	115,000	150,000	265,000
James Sheppard	125,000	150,000	275,000
David Westerlund	—	288,000	288,000
Kim Williams	120,000	150,000	270,000
Timothy Wolf	57,500	219,000	276,500
Daniel Yohannes	115,000	150,000	265,000
(1)In 2020, the following directors elected to defer their cash compensation into stock equivalent units as follows:

Name	Cash ($)	Stock Equivalent Units (#)
Lynn Casey	105,000	1,989
Patricia Kampling	38,804	707
Richard O’Brien	130,000	2,462
Charles Pardee	59,712	1,080
Christopher Policinski	135,000	2,557
David Westerlund	115,000	2,178
Timothy Wolf	57,500	1,089
(2)Amounts in this column represent the aggregate grant date fair value of the shares of common stock or stock equivalent units granted to directors in 2020 as computed in accordance with FASB ASC Topic 718, which value is equal to the closing price of our common stock, as reported on Nasdaq, on the trading date preceding the applicable grant date. Directors may receive stock equivalent units for their annual equity grant and if they elect to defer their cash retainers into stock equivalent units. Stock equivalent units are only payable as a distribution of whole shares of our common stock upon a director’s termination of service, disability or death. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. As of fiscal year ended December 31, 2020, the number of stock equivalent units owned by current directors were as follows:

Name	Stock Equivalent Units (#)	Name	Stock Equivalent Units (#)	Name	Stock Equivalent Units (#)
Lynn Casey	12,373	David Owens	10,918	David Westerlund	136,237
Netha Johnson	2,516	Charles Pardee	1,081	Kim Williams	88,820
Patricia Kampling	708	Christopher Policinski	100,907	Timothy Wolf	69,875
George Kehl	2,516	James Prokopanko	20,615	Daniel Yohannes	7,892
Richard O'Brien	59,688	James Sheppard	47,413
For updated information on holdings of common stock and stock equivalent units as of March 22, 2021, see the Beneficial Ownership of Certain Shareholders table on page 33.
(3)Mr. Davis retired as a director effective May 22, 2020.
(4)Ms. Kampling was elected as a director effective August 18, 2020.
(5)Mr. Pardee was elected as a director effective June 24, 2020.
(6)Ms. Sampson retired as a director effective June 30, 2020.
Director Stock Ownership Guidelines
Independent directors are subject to stock ownership guidelines, which establish a target level ownership of Xcel Energy common stock or common stock equivalents of seven times their annual cash retainer. Directors are expected to meet this guideline within five years of being elected to the Board. All directors whose stock ownership target date was on or before December 31, 2020 have met the guideline.

ESSENTIAL PROXY STATEMENT 2021	65

PROPOSAL NO. 3 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee retains Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2021. D&T was originally selected as the independent registered public accounting firm effective March 27, 2002.
The Audit Committee negotiates the fees associated with the D&T engagement and participates in the selection of the lead engagement partner. The engagement partner is rotated periodically.
While the Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s principal independent accountants, the Audit Committee and Board request that shareholders ratify the appointment of D&T as our independent registered public accounting firm as a matter of policy. While the Audit Committee is not required to take any action as a result of the outcome of this vote, it may investigate the reasons and consider whether to retain D&T or appoint another auditor, should shareholders reject the proposal. In addition, even if the appointment is ratified by shareholders, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Representatives of D&T will attend the annual meeting and have an opportunity to make a statement. Such representatives will be available to respond to questions from shareholders at the annual meeting.

The Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in its oversight of the Company’s financial reporting process. The Board, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by the Nasdaq listing standards. The Audit Committee operates pursuant to its charter, which it reviews at least annually.
The charter delineates the roles and responsibilities of management and the independent public accounting firm as follows:
•Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.
•Our independent auditors, D&T, are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.
To perform its oversight function, the Audit Committee has:
•Reviewed and discussed the audited consolidated financial statements with management and our independent auditors. This review included a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
•Discussed with our independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and SEC.
•Received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed the independence of D&T with them.
•Reviewed and pre-approved the services provided by our independent auditors other than their audit services and considered whether the provision of such other services by our independent auditors is compatible with maintaining their independence.
•Discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for the year 2020. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Based on the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to in the charter, the Audit Committee recommended to the Board and the Board has approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC. The Audit Committee has appointed D&T as the Company’s independent auditors for 2021. Shareholder ratification of this appointment is included as Proposal No. 3 in these proxy materials.
Audit Committee
Richard O’Brien, Chair
George Kehl
Charles Pardee
David Westerlund
Timothy Wolf
Daniel Yohannes

ESSENTIAL PROXY STATEMENT 2021	67

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
D&T has audited the Company’s consolidated financial statements since 2002. Audit services provided by D&T in 2020 included: the audits of consolidated financial statements and management’s assessment of internal control over financial reporting of the Company; reviews of interim consolidated financial information; and consultation on matters related to accounting and financial reporting. Representatives of D&T will attend the annual meeting and will have the opportunity to make a statement. Such representatives will be available to respond to questions from shareholders at the annual meeting.
Audit and Non-Audit Fees
The following table presents fees for professional services performed by D&T, the member firms of D&T and their respective affiliates for the annual audit of the Company’s and its subsidiaries’ annual consolidated financial statements for 2020 and 2019, the review of the Company’s and its subsidiaries’ interim consolidated financial statements for each quarter in 2020 and 2019 and for audit-related, tax and other services performed in 2020 and 2019 (in thousands).

	2020	2019
Audit Fees (1)	$5,081	$5,204
Audit-Related Fees (2)	927	733
Tax Fees (3)	265	368
All Other Fees (4)	63	60
Total	$6,336	$6,365
(1)Includes annual audit of the Company’s and its subsidiaries’ consolidated financial statements and management’s assessment of our internal control over financial reporting, reviews of interim consolidated financial information, consultation on matters related to financial reporting and comfort letters and consents for securities offerings.
(2)In 2020 and 2019, Audit-Related Fees include $300,000 and $275,000, respectively, for employee benefit plan audits and $627,000 and $383,000, respectively, for required rate case filing package review procedures in Texas and New Mexico. Audit-Related Fees for 2019 also include $75,000 for other audits and accounting consultations.
(3)In 2020 and 2019, Tax Fees include $200,000 and $263,000, respectively, for tax compliance services and $65,000 and $105,000, respectively, for tax planning services.
(4)In 2020 and 2019, All Other Fees include $3,000 for a license fee for accounting research software product and $60,000 and $57,000, respectively, for other program and subscription services.
Audit Committee Pre-Approval Policies
Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Company will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee has delegated pre-approval authority for matters that arise between meetings to the Chair of the Audit Committee. The Chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
All audit-related fees, tax fees and all other fees for 2020 and 2019 were pre-approved in accordance with this policy.

PROPOSAL NO. 4
SHAREHOLDER PROPOSAL REQUESTING A REPORT ON THE COSTS AND BENEFITS OF VOLUNTARY CLIMATE-RELATED ACTIVITIES
Shareholder Proposal
Steven J. Milloy (the "Proponent"), 12309 Briarbush Lane, Potomac, MD 20854, owner of 61 shares, has given notice that he intends to present for action at the annual meeting the following resolution:
RESOLUTION
Shareholders request that, beginning in 2021, Xcel Energy annually publish a report of actually incurred corporate costs and associated actual and significant benefits accruing to shareholders and the climate from Xcel’s global climate-related activities that are voluntary and exceed government regulatory requirements. The report should be prepared at reasonable cost and omit proprietary information.
STATEMENT
Xcel’s purpose is to generate profits from generating affordable and reliable electricity while obeying applicable laws and regulations. Maintaining coal plants is the least expensive option for generating electricity per the U.S. Department of Energy’s National Coal Council 2018 report, “Power Reset” (www.BurnMoreCoal.com/wp-content/uploads/2018/10/NCC-PowerReset-2018.pdf). Yet Xcel management intends to shutter its remaining coal plants, presumably in hopes of somehow altering global climate change.
This resolution is intended to help shareholders monitor whether Xcel’s voluntary activities and expenditures touted as protecting the climate are actually producing meaningful benefits to shareholders and the global climate.
Corporate managements sometimes engage in “greenwashing” – i.e., spending shareholder money on schemes ostensibly environment-related, but really undertaken merely for the purpose of improving the public image of management. Such insincere “green” posturing and associated touting of alleged, but actually imaginary benefits to public health and the environment may harm shareholders by distracting management, wasting corporate assets, ripping off ratepayers and deceiving shareholders and the public.
For example, Xcel Energy announced in 2019 it would be the first electric utility to derive 100% of its electricity from sources that don’t emit carbon dioxide (CO2) by 2050.
But achieving a power grid that is even 79% ‘carbon-free’ would cost Minnesota $80.2 billion through 2050. Going to 100% ‘carbon free’ would cost exponentially more.” (Source: https://www.americanexperiment.org/2019/03/two-answers-id-like-xcel-energys-carbonreport/)
What would these expenditures accomplish?
According to the above-cited report, spending all this money would accomplish nothing for the climate. A 100% ‘carbon-free’ electricity grid would reduce global temperatures by about 0.00073 degrees Celsius by 2100, an amount far too small to even be measured.
The reality is that global greenhouse gas emissions are on the order of 59.1 BILLION tons CO2 equivalents and increasing with no end in sight according to the UN.
China is reportedly now adding coal plant capacity equal to the entire US coal fleet. Around the world, there are reportedly 1,100 coal plants under construction. In comparison, Xcel Energy operates a mere 13 coal plants.
So, what are the actual benefits to ratepayers, shareholders and the climate of Xcel Energy meeting its announced emissions goal? By how much, in what way, and when will any of these activities reduce or alter climate change?
The information requested by this proposal is not already contained in any Xcel Energy report.
Xcel Energy should report to shareholders what are the specific actual benefits produced by its voluntary, highly touted and costly global climate-related activities. Are the touted benefits real and worthwhile? Or are they just greenwashing? Shareholders want to know.

ESSENTIAL PROXY STATEMENT 2021	69

Proposal No. 4 Shareholder Proposal
Board Recommendation
The Board Unanimously Recommends a Vote “Against” this Proposal for the reasons set forth below.
Xcel Energy has Numerous Existing Disclosures that Address the Costs and Benefits of Our Investment Strategy and Environmental Activities.
The Proposal requests that Xcel Energy publish a report of costs and benefits to shareholders and to the climate as a result of our voluntary, environment-focused activities. The Board believes that undertaking a specific, separate report to fulfill this request would be a significant waste of corporate resources because we already extensively discuss the costs and benefits of our investment strategy and environmental activities in numerous disclosures, which we regularly publish on our website or file with our regulators, including our resource plans, annual Corporate Responsibility Report and Carbon Report.
The generation resource plans filed by our regulated utility subsidiaries in several of our key jurisdictions provide a long-range analysis of the costs and benefits of our planned future generation relative to alternative generation scenarios. Resource planning is a collaborative and iterative process. Plans are developed by considering studies, forecasts, regulatory requirements, historical data, existing and potential resource capability, costs associated with alternative portfolio solutions and information exchanged through a robust stakeholder engagement process which includes a wide variety of participants, such as state consumer advocates, large industrial customers and environmental organizations. These analyses are discussed in our resource plans and then reviewed and approved by our regulators following extensive comment periods to ensure that our customers are being provided cost-efficient, reliable service. This process is a public process that may include either an adjudicatory hearing (where the Company is subject to cross-examination regarding its resource plan proposals) or public comment prior to regulatory action. We provide these filings on our website and include information on these plans in our filings with the SEC. Where resource plans are not required, we provide similar analysis and work with stakeholders and eventually need commission certificate authority to build new generating facilities.
Our 2019 Corporate Responsibility Report details our efforts to reduce greenhouse gases as well as other initiatives we undertake to reduce our environmental footprint and the expected benefits to our customers, shareholders and key stakeholders. For example, the Corporate Responsibility Report details our Steel for Fuel strategy which is designed to meet the future power needs of our customers. Under this strategy we are investing in renewable resources — the steel — while keeping customers’ bills relatively flat because the capital costs of the projects are offset by future renewable tax credits and avoided fuel costs. The Corporate Responsibility Report also details our planned investments to create a smarter energy grid to improve system performance, make our system more resilient and accommodate additional renewable energy.
Our Carbon Report outlines the path to achieving carbon reductions and includes an in-depth analysis of our vision. The Carbon Report explains that we must balance customer affordability and reliability along with cleaner energy in order to meet the demands of our customers, shareholders and communities. Climate modeling experts with the University of Denver reviewed our resource plans and confirmed that our goals are consistent with electric sector emission reduction scenarios likely to meet the temperature goals identified by most climate scientists and agreed to in the Paris climate agreement.
The Proponent's Underlying Assumptions Regarding the Need for a Report are Flawed.
The Proposal implies that our carbon reduction initiatives are “voluntary.” However, most of our states have clean energy policies that we must meet and those policies are expected to become more aggressive over time. By way of example, Colorado and New Mexico have adopted laws requiring us to meet specific goals that are consistent with or more aggressive than our plans. Also, several of our commissions require that our analyses account for either the potential future cost of carbon regulation or the externality value of carbon emissions, which means that our regulators will find that more low- and zero- carbon resources are cost-effective. Furthermore, the Proponent ignores the fact that the majority of our customers, including our residential and commercial customers, want clean energy. It is a wholly appropriate business decision — and one consistent with our investors’ interests — to provide our customers more of the resources they prefer. Finally, many of our investors view exposure to carbon resources as a business risk that needs to be effectively managed.
The Proponent further states that “Maintaining coal plants is the least expensive option for generating power. . .” and cites the U.S. Department of Energy's National Coal Council 2018 report, “Power Reset” for that analysis. This report uses a national average of the cost of existing coal generation compared to other options that do not account for regional differences. When planning for our system and presenting resource plans or certificate applications to our state regulatory commissions, we must use actual and expected costs of power plants that are located in the regions that serve our customers, whether coal, natural gas or renewable. Our service territories benefit from the geographic concentration of favorable renewable resources. Strong wind and high solar generation capacity factors lower the cost of these resources. This, coupled with renewable tax credits and avoided fuel costs, enables us to invest in more renewable generation and lower our emissions profile while keeping customer bills affordable and providing an investment opportunity for our shareholders. Through the resource planning or certificate approval process with state regulators, we develop comprehensive, cost-effective plans to transform our system, meet regulatory and legislative requirements, serve customers and advance our transition to clean energy.

Proposal No. 4 Shareholder Proposal
Producing a Specific, Additional Report would be Contrary to Investor Interests.
We regularly engage with our customers, regulators, investors and other stakeholders on a variety of issues, including climate change and other sustainability topics. The majority of our stakeholders believe that it is important for Xcel Energy to play a role in reducing carbon emissions. Therefore, we are confident that this proposal and the views of the Proponent and his organization, Burn More Coal, do not represent the views of our stakeholders. It is in our investors’ best interests to remain aligned with our stakeholders. Moreover, our shareholders were presented with a substantially similar proposal submitted by the Proponent at our 2020 Annual Meeting, which received support from only 3.3% of the votes cast on the proposal. In the shareholder supporting statement above, the Proponent has provided no new compelling arguments in support of the proposal.

The Board recommends a vote “AGAINST” this proposal for the reasons described above.

RELATED PERSON TRANSACTIONS
In 2008, the Board adopted a policy establishing procedures for the review and approval or ratification of transactions involving Xcel Energy if one of our directors, nominees for director, executive officers or shareholders owning more than 5% of our common stock or their immediate family members, has a material interest in the transaction. Transactions or series of transactions exceeding a value of $120,000 are governed by this policy. The GCN Committee is responsible for reviewing these transactions. In determining whether to approve or ratify any such transactions, the GCN Committee must analyze the following factors:
•Whether the terms are fair to the Company;
•Whether the transaction is material to the Company;
•The role the related person has played in arranging the transaction;
•The structure of the transaction;
•The interests of all related persons in the transaction; and
•Any other considerations the GCN Committee deems relevant.
Whether a related person has a “material interest” in a transaction is a facts and circumstances determination. Factors considered include the relationship of the related persons to the transaction and with each other, the importance of the interest to the person having the interest and the amount involved in the transaction and any other consideration deemed relevant by the GCN Committee. The GCN Committee will approve a related person transaction only if it determines that the transaction is beneficial to the Company and the terms are fair to the Company. For 2020, no transactions were required to be reviewed by the GCN Committee under the related person transaction policy.

ESSENTIAL PROXY STATEMENT 2021	71

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
What Are the Company’s Voting Recommendations?
Our Board recommends that you vote your shares as follows:
•FOR each of the nominees to the Board (see pages 25 to 32);
•FOR the approval of the advisory vote on executive compensation (see page 35);
•FOR the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2021 (see page 66); and
•AGAINST the shareholder proposal (see pages 69 to 71).
What Is the Voting Requirement to Approve Each of the Proposals?
Election of Directors. For Proposal No. 1, you may vote “FOR” or “AGAINST” each of the director nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. To elect a director, the shares voted “FOR” a nominee must exceed the shares voted “AGAINST” the nominee. A “WITHHOLD” vote will not have an impact on the election of directors.
Our Guidelines require an incumbent director in an uncontested election to tender a resignation to our GCN Committee if the director does not receive a majority of the votes cast “FOR.” After taking into account that committee’s recommendation, the Board will act on the offer of resignation and publicly disclose its decision within 90 days of the date of the certification of the election results. In making its recommendation or decision, the GCN Committee and the Board may each consider any factors or other recommendations that it considers relevant and appropriate. Any director who has offered to tender his or her resignation will not participate in the decision regarding his or her resignation. If the director’s resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected. If the director’s resignation is accepted by the Board, the Board may fill any resulting vacancy or may elect to not fill the vacancy and decrease the size of the Board.
Other Proposals. For all other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Proposal Nos. 3 and 4 require the affirmative “FOR” vote of a majority of the voting power of the shares present at the meeting or by proxy and entitled to vote at the annual meeting. If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” A shareholder who does not vote at the meeting or by proxy on a proposal (including a broker non-vote on a proposal) is treated as not present and not entitled to vote on that proposal.
For Proposal No. 2, we will consider our shareholders to have approved our executive compensation on an advisory, non-binding basis if the shares voted “FOR” the proposal exceed the shares voted “AGAINST.” For purposes of this proposal, a vote to “ABSTAIN” and a failure to vote at the meeting or by proxy (including a broker non-vote) will have no effect on this proposal.
What Happens If Additional Proposals Are Presented at the Annual Meeting?
Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxies, Brian Van Abel and Amanda Rome, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxies will vote your proxy for such other candidate or candidates as may be recommended by the GCN Committee and nominated by the Board.
Who Are the Appointed Proxies?
We have appointed Brian Van Abel and Amanda Rome, or any of them with power of substitution, as proxies to vote all proxies properly executed and submitted by shareholders who are entitled to vote at the annual meeting of shareholders, or any adjournment or postponement of the meeting.
What Is the Quorum Requirement for the Annual Meeting?
On March 22, 2021, there were 538,074,813 common shares issued, outstanding and entitled to vote at the annual meeting, and each share is entitled one vote. We will have a quorum and be permitted to conduct business if a majority of the voting power of these shares is present at the meeting or by proxy. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

Questions and Answers About the Annual Meeting and Voting
How Can I Vote My Shares?
Shareholders of Record may vote their shares as follows:

By Internet
Go to the website at www.proxyvote.com, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card or on your Notice of Internet Availability of Proxy Materials.

By Telephone	Call 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card.

By Mail	If you received a full paper set of materials, date and sign your proxy card exactly as your name appears on your proxy card and mail it in the postage-paid envelope provided. If you received a Notice of Internet Availability of Proxy Materials, you may request a proxy card by following the instructions in your Notice. You do not need to mail the proxy card if you are voting by internet or telephone.

During the Meeting	Go to www.virtualshareholdermeeting.com/XEL2021. You will need the control number that appears on your proxy card or on your Notice of Internet Availability of Proxy Materials.
Please help us save time and postage costs by voting by internet or by telephone. Voting by internet or telephone is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately.
Beneficial Owner of Shares Held in Street Name. All beneficial owners will receive instructions from the holder of record (the bank, brokerage house or other nominee that holds your shares) that you must follow in order for your shares to be voted. Typically, you will be able to submit your voting instructions to your broker or nominee.
Employee Plan Participant. If you are a participant in one of our employee savings or stock ownership plans (“Company Plans”), your proxy card is a voting directive for shares allocated to your account. The trustee will vote the shares as instructed by you in your voting directive. If you do not vote your Company Plan shares by 11:59 p.m. eastern time on May 16, 2021 the trustee will vote your allocated shares, along with all unallocated shares held in the Company Plan, in the same proportion that all other allocated shares are voted.
What Happens If I Do Not Give Specific Voting Instructions?
If you do not give specific voting instructions, how your shares are voted depends on whether you are a shareholder of record or a beneficial owner.
•Shareholders of Record. If you are a shareholder of record and you either:
1.Vote on the internet and leave all voting options blank and click “Submit,” or
2.Sign and return a proxy card without giving specific voting instructions, then the proxies will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxies may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.
•Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide specific voting instructions, your shares will be voted in accordance with the rules of various national and regional securities exchanges. In such case, the organization that holds your shares may generally vote your shares on routine matters, but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
What Is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?
As summarized below, there are some distinctions between shares held of record and those owned beneficially:
•Shareholder of Record. Your shares are registered directly in your name with our transfer agent, EQ Shareowner Services. As the shareholder of record, you have the right to vote your shares by proxy directly with the Company (by internet, by telephone or by mail) or to vote at the annual meeting. If you do not vote at the meeting or by proxy, your shares will not be voted.
•Beneficial Owner of Shares Held in Street Name. Your shares are held in a stock brokerage account or by a bank or other nominee (sometimes this is referred to as “street name”). Your broker or nominee is considered the shareholder of record with respect to those shares and forwards proxy materials to you. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. If you wish to vote your shares at the meeting, you must provide us with a legal proxy from your broker.

ESSENTIAL PROXY STATEMENT 2021	73

Questions and Answers About the Annual Meeting and Voting
What Is the Record Date and What Does It Mean?
Only shareholders of record at the close of business on the record date, March 22, 2021, are entitled to receive notice of the annual meeting and to vote on the shares of common stock that they held on such date. Each share of our common stock held on the record date is entitled to one vote upon each matter presented at the annual meeting.
What Is the Deadline for Voting?

If You Are:	Voting By:	Your Vote Must Be Received:
A record holder	•Mail	•Prior to the annual meeting
	•Internet or telephone	•By 11:59 p.m., eastern time, on May 18, 2021
A street name holder	•Mail	•Prior to the annual meeting
	•Internet or telephone	•By 11:59 p.m., eastern time, on May 18, 2021
A participant in the Company Plans	•Mail	•By May 16, 2021
	•Internet or telephone	•By 11:59 p.m., eastern time, on May 16, 2021
Can I Change My Vote?
Yes. If you change your mind after voting your proxy and prior to the annual meeting, you can revoke your proxy and change your proxy instructions by signing another proxy with a later date, voting a second time by telephone or by the internet prior to the deadlines set forth in the question above titled “What is the deadline for voting?,” or voting online at the annual meeting. Alternatively, you may provide a written statement to the Company (attention: Corporate Secretary) of your intention to revoke your proxy.
Is My Vote Confidential?
Yes. Xcel Energy has adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy and (4) where disclosure may be necessary for the Company to assert or defend claims.
Which Ballot Measures Are Considered “Routine” or “Non-Routine”?
The proposal to ratify the appointment of D&T as our independent registered public accounting firm for 2021 (Proposal No. 3) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters.
The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 2) and the shareholder proposal (Proposal No. 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal Nos. 1, 2 and 4.
How Do I Attend and Vote at the Annual Meeting?
Due to continuing health concerns related to the COVID-19 pandemic, we have determined that our annual meeting will be a completely virtual annual meeting again this year. There will be no physical meeting location. Please follow these instructions to participate in the online meeting:
•Go to www.virtualshareholdermeeting.com/XEL2021. You will need the 16-digit control number that appears on your proxy card or Notice of Internet Availability of Proxy Materials.
•The virtual meeting will start promptly at 11:00 a.m. central time on Wednesday, May 19, 2021. You may begin to log into the meeting platform beginning at 10:30 a.m. central time on May 19, 2021.
•Our virtual meeting website will contain instructions for accessing technical support to assist in the event you encounter any difficulties accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page starting 30 minutes before our scheduled 11:00 a.m. central time start time.
•If you do not have internet access, please call 1-888-317-6016 (toll free in the United States), 1-855-669-9657 (toll free in Canada) or 1-412-317-6016 (international) to listen to the meeting proceedings. Please ask to join the Xcel Energy Annual Shareholders Meeting when prompted. If you join through the audio conference, you will not be able to vote your shares or ask questions during the meeting.
Our rules of conduct and procedures governing the virtual annual meeting generally provide that:
•You may submit questions when you vote before the meeting at www.proxyvote.com or through the virtual meeting website during the meeting.
•In order to allow us to answer questions from as many shareholders as possible, we limit each shareholder to one question.
•Personal grievances, claims and political statements are not appropriate subjects for the annual meeting.

Questions and Answers About the Annual Meeting and Voting
•If we do not have time to answer all the questions that have been submitted, we expect to post any additional appropriate questions and our answers on our Investor Relations website promptly following the meeting and retain them for one week after posting. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.
A replay of the meeting will be publicly available on our Investor Relations site after the meeting concludes.
Who Pays for the Cost of Soliciting Votes for the Annual Meeting?
Some of our directors and officers, as well as management and non-management employees, may contact you by telephone, mail, email or in person. You may also be solicited by means of news releases issued by Xcel Energy, postings on our website, www.xcelenergy.com, and advertisements in periodicals. We will bear the expense of any such solicitation, as well as the costs of preparing, printing and mailing this proxy material.
We have also hired Morrow Sodali LLC to assist us in the solicitation of votes. We expect to pay Morrow Sodali LLC approximately $19,500 for consultation services and preparation in connection with the solicitation, plus expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of our stock.
Does the Company Offer Shareholders Electronic Delivery of Proxy Materials?
Yes. Xcel Energy offers shareholders the option to receive the Annual Report to shareholders and proxy statement electronically instead of receiving paper copies of these documents in the mail. You must specifically request the electronic information prior to the record date for the annual meeting.
Shareholders of Record should call EQ Shareowner Services at 1-877-778-6786 to request electronic delivery. Beneficial Owners must contact their bank, brokerage house or other nominee record holder to request electronic delivery. As soon as the Annual Report to Shareholders and proxy statement are available, electronic delivery participants will receive an email with a link to the information and a control number to use to vote online.
Why Did I Only Receive a Notice Directing Me to the Internet Instead of the Proxy Statement and Annual Report?
We are again providing shareholders internet access to our proxy materials to reduce the environmental impact of our annual meeting and to manage costs. On April 6, 2021, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our shareholders and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. Shareholders can indicate a preference to receive a printed copy by calling 1-800-690-6903 or by internet at www.investorelections.com/xel. Once a shareholder requests to receive a printed copy, that choice will remain in effect until changed by the shareholder. If you are a beneficial owner and you want to receive separate copies of the Annual Report to Shareholders and proxy statement in the future, you should contact your bank, broker or other nominee record holder.
What Does It Mean If I Receive More Than One Notice of Internet Availability of Proxy Materials or Proxy Card or Voting Instruction Card?
It means your shares are registered differently or are in more than one account. Please provide voting instructions for all notices, proxy cards and voting instruction cards you receive.
May I Propose Actions or Nominees for Consideration at Next Year’s Annual Meeting of Shareholders?
Yes, you may submit proposals or director nominations for consideration at future shareholder meetings as follows:
•Proposals included in the Proxy Statement. Unless we indicate otherwise at a later date, for a shareholder proposal (other than a director nomination) to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by the Corporate Secretary no later than December 7, 2021. These proposals must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Minneapolis, Minnesota 55401. These proposals also need to comply with SEC regulations regarding the inclusion of shareholder proposals in our proxy materials.
•To be raised from the floor. Similarly, unless we indicate otherwise at a later date, for a shareholder proposal or director nomination to be raised from the floor during next year’s annual meeting, the shareholder’s written notice must be received by the Corporate Secretary no later than February 18, 2022 and must contain certain information as required under our bylaws. The requirements for such notice are set forth in our bylaws, a copy of which can be found on our website, www.xcelenergy.com, under “Company — Investor Relations — Governance Documents.”

ESSENTIAL PROXY STATEMENT 2021	75

Questions and Answers About the Annual Meeting and Voting

•Director nominations to be included in the Proxy Statement (proxy access). Unless we indicate otherwise at a later date, for a shareholder nominee for director to be considered for inclusion in our proxy statement for the next year’s annual meeting, the written notice must be received by the Corporate Secretary no earlier than on November 7, 2021 and no later than December 7, 2021 and must contain certain information required under our bylaws. The requirements for such notice are set forth in our bylaws, a copy of which can be found on our website, www.xcelenergy.com, under “Company —Investor Relations — Governance Documents.”
Management does not know of any business, other than that described in this proxy statement, that may be presented for action at the annual meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

EXHIBIT A
GAAP and Ongoing Earnings
The following table provides a reconciliation of ongoing diluted EPS to GAAP diluted EPS for 2005 through 2020:

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015(1)	2016	2017	2018	2019	2020
GAAP EPS	$1.23	$1.36	$1.35	$1.46	$1.48	$1.62	$1.72	$1.85	$1.91	$2.03	$1.94	$2.21	$2.25	$2.47	$2.64	$2.79
Discontinued Operations	(0.03)	(0.01)	—	—	0.01	(0.01)	—	—	—	—	—	—	—	—	—	—
Continuing Operations	1.20	1.35	1.35	1.46	1.49	1.61	1.72	1.85	1.91	2.03	1.94	2.21	2.25	2.47	2.64	2.79
PSRI-COLI	(0.05)	(0.05)	0.08	(0.01)	0.01	(0.03)	—	—	—	—	—	—	—	—	—	—
Prescription Drug Tax Benefit	—	—	—	—	—	0.04	—	(0.03)	—	—	—	—	—	—	—	—
SPS FERC Order	—	—	—	—	—	—	—	—	0.04	—	—	—	—	—	—	—
Loss on Monticello LCM/EPU Project	—	—	—	—	—	—	—	—	—	—	0.16	—	—	—	—	—
Impact of Tax Cuts and Jobs Act	—	—	—	—	—	—	—	—	—	—	—	—	0.05	—	—	—
Ongoing EPS	$1.15	$1.30	$1.43	$1.45	$1.50	$1.62	$1.72	$1.82	$1.95	$2.03	$2.09	$2.21	$2.30	$2.47	$2.64	$2.79
(1)Amounts in this column do not sum due to rounding.
Xcel Energy’s management believes that ongoing earnings reflects management’s performance in operating the Company and provides a meaningful representation of the performance of Xcel Energy’s core business. In addition, Xcel Energy’s management uses ongoing earnings internally for financial planning and analysis, for reporting of results to the Board of Directors and when communicating its earnings outlook to analysts and investors.
2020 EPS Growth
5.7% (annual GAAP and ongoing EPS growth)

A-1

Xcel Energy
Xcel Energy

Xcel Energy®

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D40051-P47728 XCEL ENERGY INC. 414 NICOLLET MALL MINNEAPOLIS, MN 55401 ATTN: INVESTOR RELATIONS VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/XEL2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 1b. Ben Fowke Nominees: 1a. Lynn Casey 1e. Patricia Kampling 1c. Robert Frenzel 1d. Netha Johnson 1h. Charles Pardee 1j. James Prokopanko Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1f. George Kehl 1g. Richard O'Brien 1i. Christopher Policinski 1k. David Westerlund 1n. Daniel Yohannes 1l. Kim Williams 1m. Timothy Wolf 4. Shareholder proposal regarding a report on the costs and benefits of Xcel Energy’s voluntary climate-related activities 2. Company proposal to approve, on an advisory basis, executive compensation 3. Company proposal to ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2021 1. Election of Directors For Against Withhold For Against Withhold For Against Abstain ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !!! !! XCEL ENERGY INC. The Board of Directors Recommends a Vote FOR each of the nominees in Proposal 1, a Vote FOR Proposals 2 and 3, and a Vote AGAINST Proposal 4.

D40052-P47728 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. Xcel Energy Inc. ANNUAL MEETING OF SHAREHOLDERS Wednesday, May 19, 2021 11:00 a.m. Central Time Via the internet at www.virtualshareholdermeeting.com/XEL2021 Xcel Energy Inc. 414 Nicollet Mall Minneapolis, MN 55401 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2021. The shares of stock you hold in the account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, this proxy will be voted FOR each of the nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3 and AGAINST Proposal 4. By signing the proxy, you revoke all prior proxies and appoint Brian Van Abel and Amanda Rome, and each of them, with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 19, 2021, and any adjournment(s) or postponement(s) thereof, and to vote, as designated hereon and in their discretion, with respect to any other business properly brought before the Annual Meeting, all shares of the common stock of the Company that the undersigned would be entitled to vote if personally present at such meeting, except for the shares of common stock held of record in the undersigned's account with the Plans (defined below), the voting instructions for which are explained below. THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD OF RECORD IN THE NEW CENTURY ENERGIES, INC. EMPLOYEES' SAVINGS AND STOCK OWNERSHIP PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES, THE XCEL ENERGY 401(K) SAVINGS PLAN, THE NUCLEAR MANAGEMENT COMPANY, LLC NMC SAVINGS AND RETIREMENT PLAN, AND THE NEW CENTURY ENERGIES, INC. EMPLOYEE INVESTMENT PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES ("PLANS"). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF VOTING INSTRUCTIONS ARE NOT RECEIVED BY 11:59 p.m. ET ON MAY 16, 2021, YOU WILL BE TREATED AS DIRECTING THE PLANS' TRUSTEE TO VOTE THE SHARES HELD IN THE PLANS IN THE SAME PROPORTION THAT ALL OTHER ALLOCATED SHARES HELD IN THE PLANS ARE VOTED. THE UNDERSIGNED HEREBY AUTHORIZES THE TRUSTEES OF THESE PLANS TO VOTE THE UNDERSIGNED'S SHARES HELD IN ITS ACCOUNTS. Continued and to be signed on reverse side